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Execution Version
AMENDED AND RESTATED LICENSE AND SUPPLY AGREEMENT

BETWEEN

ACERUS PHARMACEUTICALS CORPORATION

and

AYTU BIOSCIENCE, INC.

Dated as of July 29, 2019

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TABLE OF CONTENTS

Article 1 DEFINITIONS		2
Article 2 GOVERNANCE AND CLOSING		13
2.1	Joint Commercialization Committee	13
2.2	Decision Making; Authority	16
2.3	Opportunity	16
2.4	General Principles	16
2.5	A&R Closing.	17
Article 3 POST MARKETING TRIALS AND OBLIGATIONS		18
3.1	Overview of Development	18
3.2	Required Clinical Trials	18
Article 4 REGULATORY MATTERS		19
4.1	Transfer of the Product NDA and Related FDA Regulatory Submissions	19
4.2	Regulatory Responsibilities	20
4.3	Safety Matters	20
4.4	Regulatory Communications	20
4.5	Inspections	21
4.6	Product Recalls and Withdrawals	21
Article 5 MANUFACTURE AND SUPPLY OF PRODUCT		22
5.1	Supply and Purchase of Product	22
Article 6 COMMERCIALIZATION		26
6.1	Commercialization	26
6.2	Transition Period Activities	26
6.3	Sales Force Activities.	27

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6.4	Sales Training.	28
6.5	Detailing	29
6.6	Promotional Materials	30
Article 7 PAYMENTS		31
7.1	Payments	31
7.2	Supply Price of Product	33
7.3	Payment Method	34
7.4	Taxes	34
7.5	Interest	34
7.6	Currency Exchange	34
7.7	Records	34
7.8	No Right of Setoff	36
Article 8 LICENSE RIGHTS AND LIMITATIONS, RESTRICTIONS AND OWNERSHIP		36
8.1	License to Aytu	36
8.2	Grant Back License	36
8.3	Pharmacy Promotion	36
8.4	Acerus Trademarks	36
8.5	Ownership of Materials	37
8.6	Negative Covenants	38
8.7	Sublicensing; Subcontracting	38

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Article 9 INTELLECTUAL PROPERTY		39
9.1	Background Intellectual Property	39
9.2	Pulsatile Dosing Patent Family.	39
9.3	Patent Prosecution and Maintenance	40
9.4	Patent Assignments.	40
9.5	Infringement by Third Parties	40
9.6	Third Party Claims for Infringement or Misappropriation	41
Article 10 CONFIDENTIALITY		42
10.1	Definition of Confidential Information	42
10.2	Confidentiality	42
10.3	Exclusions	42
10.4	Permitted Disclosures	43
10.5	Terms of Agreement	43
10.6	Mandatory Disclosure	44
Article 11 PUBLIC ANNOUNCEMENTS; USE OF NAMES; PUBLICATIONS		44
11.1	Public Announcements	44
11.2	Use of Names and Logos	44

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Article 12 REPRESENTATIONS, WARRANTIES AND COVENANTS		45
12.1	Mutual Representations and Warranties of Acerus and Aytu	45
12.2	Product Warranties of Acerus	46
12.3	Additional Representations and Warranties of Acerus	46
12.4	Additional Representations and Warranties of Aytu	47
12.5	Disclaimer	48
12.6	Non-Solicitation	48
12.7	Non-Competition	48
12.8	Covenants of the Parties.	49
Article 13 INDEMNIFICATION		49
13.1	Indemnification by Aytu	49
13.2	Indemnification by Acerus	50
13.3	Indemnification Procedures	50
13.4	Survival of Indemnification Obligations	50
13.5	Insurance	50
Article 14 TERM AND TERMINATION		51
14.1	Term	51
14.2	Termination	51
14.3	Consequences of Termination	52
14.4	Remedies	53

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Article 15 MISCELLANEOUS		54
15.1	Notices	54
15.2	Entire Agreement	54
15.3	Assignment	55
15.4	Force Majeure	55
15.5	Headings	55
15.6	Independent Contractor	55
15.7	Severability	55
15.8	No Third-Party Beneficiaries	55
15.9	Amendment	55
15.10	Governing Law	56
15.11	Dispute Resolution	56
15.12	Injunctive Relief	58
15.13	Nature of Licenses	58
15.14	Waiver of Jury Trial	58
15.15	Limitation of Liability	58
15.16	Survival	59
15.17	No Waiver	59
15.18	Counterparts	59
15.19	Further Assurances	59

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AMENDED AND RESTATED LICENSE AND SUPPLY AGREEMENT

This AMENDED AND RESTATED LICENSE AND SUPPLY AGREEMENT (this “Agreement”) is made and effective as of July 29, 2019 (the “A&R Signing Date”) by and between Acerus Pharmaceuticals Corporation, a corporation incorporated under the laws of Canada, having its principal office at 2486 Dunwin Drive, Mississauga, ON L5L 1J9, Canada (“Acerus”), and Aytu Bioscience, Inc., a Delaware corporation having its principal office at 373 Inverness Parkway, Suite 206 Englewood, CO 80112, USA (“Aytu”) (each of Acerus and Aytu being a “Party,” and collectively, the “Parties”).

WHEREAS, Acerus Pharmaceuticals SRL (now known as Acerus Biopharma Inc.) and Aytu are parties to that certain License and Supply Agreement (the “2016 Agreement”) effective as of April 22, 2016 (the “2016 Agreement Effective Date”), pursuant to which Acerus exclusively licensed to Aytu the right to develop, use, commercialize, distribute and sell the Product in the Territory;

WHEREAS, Acerus Pharmaceuticals SRL assigned the 2016 Agreement to Acerus on the 2016 Agreement Effective Date; and

WHEREAS, Acerus and Aytu now desire to amend and restate the 2016 Agreement in its entirety to make such changes as set forth herein, including to provide that Acerus and Aytu will cooperate to commercialize the Product in the Territory, with the effect that, as of the A&R Closing Date (as defined below), the 2016 Agreement shall be superseded and replaced in its entirety by this Agreement.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

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Article 1

DEFINITIONS

The following terms, whether used in the singular or the plural, shall have the meanings designated to them under this Article unless otherwise specifically indicated.

1.1 “2016 Agreement” has the meaning set forth in the Recitals.

1.2 “2016 Agreement Effective Date” has the meaning set forth in the Recitals.

1.3 “Accounting Standards” means the current accounting standards applicable to Aytu or Acerus, as applicable, for the relevant time period. As of the A&R Signing Date, the Accounting Standards are U.S. GAAP for Aytu and International Financial Reporting Standards for Acerus, but in the event Aytu or Acerus, as applicable, adopts a different accounting standard, such as the International Financial Reporting Standards (in the case of Aytu), then such accounting standard shall become the Accounting Standards as of the effective date of its adoption, as applicable.

1.4 “Acerus” has the meaning set forth in the Preamble.

1.5 “Acerus COGS” shall mean, with respect to the Product or placebo dispensers, as applicable, Acerus’ purchase price from the Product contract manufacturer plus the allocations of the items added to Acerus COGS included in Schedule 1.5.

1.6 “Acerus Commission Payments” has the meaning set forth in Section 7.1(a).

1.7 “Acerus Confidential Information” has the meaning set forth in Section 10.1.

1.8 “Acerus House Marks” has the meaning set forth in Section 1.15.

1.9 “Acerus Indemnitees” has the meaning set forth in Section 13.1.

1.10 “Acerus Intellectual Property” means the Acerus Patents and Acerus Know-How.

1.11 “Acerus Know-How” means any and all Know-How Controlled by Acerus at the A&R Closing Date that is reasonably necessary to make, use, sell, offer for sale, import, market, Promote, develop or Commercialize the Product together with any Developed Technology in which Acerus has an ownership interest, but, in each case excluding the Acerus Patents.

1.12 “Acerus Manufacturing Defect” has the meaning set forth in Section 13.2.

1.13 “Acerus Patent” means any patent or patent application in the Territory that is Controlled, in full or in part, by Acerus at any time during the Term and that claims or would otherwise be infringed by the Product or any formulation or line extension thereof, or the Manufacture or use of Product or any such Product or any formulation or line extension thereof, and any provisional, continuation, divisional, continuation in part application, substitution, reissue, renewal, reexamination, protection certificate, extension, registration and confirmation of any such patent or patent application. The Acerus Patents as of the A&R Signing Date include those listed in Schedule 1.13.

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1.14 “Acerus Sales Channel” means urologists and endocrinologists, including in each case the paraprofessional staff of urologists and endocrinologists, including their respective nurse practitioners and physician assistants, in the Territory.

1.15 “Acerus Trademarks” means the trademarks that are owned or Controlled by Acerus as of or following the A&R Signing Date, including the Acerus name and logo (the “Acerus House Marks”), as set forth on Schedule 1.15.

1.16 “Active Ingredient” means testosterone.

1.17 “Active Ingredient Specifications” means the Specifications for the Active Ingredient to be used in Product, attached hereto as Schedule 1.17, as such Specifications may be amended from time to time by the JCC.

1.18 “Affiliate” means any company or entity controlled by, controlling, or under common control with a Party. For purposes of the definition of “Affiliate,” “control” and, with corresponding meanings, the terms “controlled by,” “controlling,” and “under common control with” means (a) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities, participating profit interest, or other ownership interests of a legal entity, or (b) the possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance.

1.19 “Agreement” has the meaning set forth in the Preamble.

1.20 “Ambulatory Blood Pressure Study” means the post-marketing obligations applicable to the Product pursuant to Sections 505(o)(3) and 505(o)(4) of the FD&C Act, as more particularly described in the letter from the FDA to Aytu (in its capacity as holder of the NDA for the Product on the applicable date) dated March 22, 2018 (and all such additional correspondence relating to such subject matter since such time, as applicable), a copy of which has been provided to Acerus prior to the A&R Signing Date.

1.21 “ANDA” means an Abbreviated New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA.

1.22 “Annual Product Net Revenue” means Net Revenue of the Product in any fiscal year beginning on July 1 and ending on June 30.

1.23 “Applicable Laws” means the laws, statutes, rules or regulations applicable to a Party’s activities to be performed under this Agreement including the federal FD&C Act, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), the criminal Health Care Fraud laws (18 U.S.C. §§ 286, 287, 1347, 1349), the PDMA, the Patient Protection and Affordable Care Act of 2010 (42 U.S.C. § 18001 et seq.), the Federal Sunshine Law (42 U.S.C. § 1320a-7h), as amended, the Generic Drug Enforcement Act of 1992 (21 U.S.C. §335a et seq.), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the exclusion laws (42 U.S.C. § 1320a-7), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), state and federal licensure laws, the regulations promulgated pursuant to such laws, the U.S. Foreign Corrupt Practices Act (15 U.S.C. §78dd-1, et seq.), as amended and other laws related to fraud, waste and abuse, anti-corruption and bribery, racketeering, money laundering or terrorism, and any other state or federal law similar to the foregoing.

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1.24 “Applicable Senior Officers” means the Chief Executive Officer, Chief Operating Officer and/or the Chief Financial Officer of Aytu or his or her designee, and the Chief Executive Officer and/or Chief Financial Officer of Acerus or his or her designee.

1.25 “Arbitration” has the meaning set forth in Section 15.11(c).

1.26 “Arbitration Request” has the meaning set forth in Section 15.11(d).

1.27 “Arbitrators” has the meaning set forth in Section 15.11(e)(i).

1.28 “A&R Closing” has the meaning set forth in Section 2.5(a).

1.29 “A&R Closing Date” has the meaning set forth in Section 2.5(a).

1.30 “A&R Signing Date” has the meaning set forth in the Preamble.

1.31 “Audited Party” has the meaning set forth in Section 7.7(b).

1.32 [Reserved].

1.33 “Average Detail Level” means the total number of Details by a Party’s Sales Representatives with Target Healthcare Providers in the Party’s respective Sales Channel during the relevant time period, divided by the headcount of the Party’s Sales Representatives conducting such Details during the same time period (prorated for partial time periods of a Sales Representative’s engagement).

1.34 [Reserved].

1.35 “Aytu” has the meaning set forth in the Preamble.

1.36 “Aytu Confidential Information” has the meaning set forth in Section 10.1.

1.37 “Aytu House Marks” has the meaning set forth in Section 6.6(b).

1.38 “Aytu Indemnitees” has the meaning set forth in Section 13.2.

1.39 “Aytu Sales Channel” means all fields outside the Acerus Sales Channel, in the Territory.

1.40 “Background Intellectual Property” has the meaning set forth in Section 9.1.

1.41 “Bankruptcy Laws” means Title 11 of the United States Code, 11 U.S.C. §§ 101 1330, as it may be amended from time to time, any successor statute or any applicable state or foreign laws relating to bankruptcy, dissolution, liquidation, winding up or reorganization.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

1.42  “Base Requirement” means a number of Sales Representatives working on a Full Time Basis (i.e., at least 37.5 hours per week during his/her engagement by Aytu) to conduct primary Detailing of the Product in the Aytu Sales Channel; provided that in no event shall the minimum number of Sales Representatives be fewer than thirty (30) when the Base Requirement is in effect other than in accordance with Section 6.3(a)(iii).

1.43 “Batch” means batches of Product for commercial resale or supply or stability testing purposes in the sizes set forth in Schedule 1.43 hereto.

1.44 “Business Day(s)” means any day except (a) Saturday, (b) Sunday (c) a day that is a federal legal holiday in the U.S. or (d) a day that is a legal holiday in Canada.

1.45 “Cardiovascular PMR” means the post-marketing obligations applicable to the Product pursuant to Sections 505(o)(3) and 505(o)(4) of the FD&C Act, as more particularly described in the letter from the FDA to Endo (in its capacity as holder of the NDA for the Product on the applicable date) dated September 2, 2015 (and all such additional correspondence relating to such subject matter since such time, as applicable), a copy of which has been provided to Aytu prior to the 2016 Agreement Effective Date.

1.46 “cGMP” has the meaning set forth in Section 1.120.

1.47 “Claims” has the meaning set forth in Section 13.1.

1.48 “Clinical Trial” means any clinical testing of Product in human subjects.

1.49 “Commercial Pricing Strategy” has the meaning set forth in Section 2.1(c)(x).

1.50 “Commercialization or Commercialize” means, with respect to the Product, activities directed to the preparation for sale of, offering for sale of, or sale of the Product in the Territory, including activities related to Commercial Pricing Strategy, market access, marketing, advertising or Promoting the Product.

1.51 “Commercialization Costs” has the meaning set forth in Section 6.1.

1.52 “Commercialization Plan” means the Parties’ commercialization plan for the Product as initially drafted by Acerus and submitted to the JCC for development, revision and approval; provided that Aytu shall draft the portion of the Commercialization Plan concerning the Aytu Sales Channel, which will also be subject to the JCC’s approval.

1.53 “Commercially Reasonable Efforts” means [**].

1.54 “Competing Product” means [**].

1.55 “Confidential Information” has the meaning set forth in Section 10.1.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

1.56 “Controlled” means, with respect to any item of Know-How or any intellectual property right, that a Party owns or has a license to such item or right and has the ability to grant to the other Party a license or sublicense under such item or right as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party in existence, as applicable.

1.57 “Damages” has the meaning set forth in Section 13.1.

1.58 “Debarred/Excluded” has the meaning set forth in Section 12.1(g).

1.59 “Defending Party” has the meaning set forth in Section 13.3.

1.60 “Delivery Date” means the date for the delivery of Product to the delivery destination as stated in the applicable Purchase Order for such shipment, which may not be less than seven (7) months following submission of the Purchase Order to Acerus, subject to the terms and conditions of this Agreement.

1.61 “Detail” means a face-to-face contact by a Sales Representative of a Party with a Target Healthcare Provider and during which the indicated uses, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of the Product are described by the Sales Representative in a fair and balanced manner consistent with the FD&C Act and all Applicable Laws. When used as a verb, “Detail” shall mean to engage in a Detail.

1.62 “Developed Technology” means Know-How conceived or reduced to practice or originally authored by or on behalf of Acerus and any intellectual property rights appurtenant thereto (including any patents and patent applications claiming such Know-How).

1.63 “Disclosing Party” has the meaning set forth in Section 10.1.

1.64 [Reserved].

1.65 “Existing CDA” has the meaning set forth in Section 15.2.

1.66 “FD&C Act” means the U.S. Federal Food, Drug, and Cosmetics Act (21 U.S.C. § 301 et seq.), as amended.

1.67 “FDA” means the U.S. Food and Drug Administration.

1.68 “Field” means the treatment of hypogonadism in men.

1.69 “Finished Product” means Product that is Manufactured, packaged and released in a manner for sale or use, including trade or sample use, by an end user of such Product, in each case in accordance with Applicable Law and the Product Specifications.

1.70 “Forecasting Subcommittee” has the meaning set forth in Section 2.1(d)(i).

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

1.71  “Full Time Basis” means, in the case of a Sales Representative employed or otherwise engaged by either Party to Detail the Product, the provision of not less than 37.5 hours of service to such Party per week in connection with the Detailing of the Product and such Party’s other products.

1.72 “GAAP” means the U.S. generally accepted accounting principles, consistently applied.

1.73 [Reserved].

1.74 “Healthcare Providers” means physicians and other paraprofessional staff authorized to provide healthcare services, such as nurse practitioners, physician assistants, or another staff member who, under Applicable Law, has the authority to write a prescription.

1.75 [Reserved].

1.76 “Incentive Compensation” means the total compensation made available, based on an applicable incentive cycle (e.g., monthly, quarterly or annual pay periods), by or under the authority of a Party to a Sales Representative involved in Promotion of a Product under this Agreement based on the performance of products (including the Product) being promoted by such Sales Representative in the Territory, including any target bonus, award or other incentive, but excluding salary.

1.77 “IND” means an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, the filing of which is necessary to commence a Clinical Trial.

1.78 “Indemnitee” has the meaning set forth in Section 13.3.

1.79 “Indemnitor” has the meaning set forth in Section 13.3.

1.80 “Initial Term” has the meaning set forth in Section 14.1.

1.81 “Inspection Period” has the meaning set forth in Section 5.1(d)(i).

1.82 “Invoiced Amount per Unit” has the meaning set forth in Section 7.2(b)(i).

1.83 “JCC” has the meaning set forth in Section 2.1.

1.84 “Know-How” means and includes conceptions, ideas, reductions-to-practice, innovations, inventions, processes, machines, equipment, compositions of matter, compounds, formulations, products, genetic material, improvements, enhancements, modifications, technological developments, know-how, methods, treatments, techniques, systems, designs, artwork, drawings, plans, specifications, blueprints, works, mask works, software, documentation, data and information (irrespective of whether in human or machine-readable form), works of authorship, and products, in each case whether or not patentable, copyrightable, or susceptible to any other form of legal protection.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

1.85 “Latent Defect” has the meaning set forth in Section 5.1(d)(i).

1.86 “Long Term Inability to Supply” means, with respect to Product, Acerus’ failure to supply Aytu with at least [**] over any [**] consecutive month period, in each case, of the quantities of Product that Acerus is obligated to supply pursuant to the binding portion of the then-applicable Master Production Plan and in accordance with the terms of this Agreement, for any reason other than force majeure, as described in Section 15.4.

1.87 “Manufacture” has the meaning set forth in Section 5.1(a).

1.88 “Master Manufacturing Plan” has the meaning set forth in Section 2.1(d)(ii)(1).

1.89 “Master Production Plan” has the meaning set forth in Section 2.1(d)(ii)(2).

1.90 “Materials” shall mean the components and materials used in the Manufacture of the Product, including Raw Materials (active and inert), and subassemblies (e.g., multi-dose dispensers of the Product and the components thereof) including packaging and labeling materials used to Manufacture Finished Product.

1.91 “NDA” means a New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA.

1.92 “NDC” has the meaning set forth in Section 5.1(a)(iv).

1.93 “Net Revenue” means the gross amount invoiced by Aytu, its Affiliates, or Permitted Sublicensees for the sale of Product to Third Parties, less deductions, determined in accordance with Aytu’s Accounting Standards as generally and consistently applied by Aytu, for: (i) normal and customary trade, cash and quantity discounts actually allowed and properly taken, credits, price adjustments or allowances for damaged Products, returns, defects, recalls or rejections of Products or retroactive price reductions specifically identifiable to the Product; (ii) chargebacks and rebates (or the equivalent thereof, inclusive of patient co-pay coupons, cards or other co-pay assistance program deductions through point-of-care discounting or physical rebate couponing) granted to group purchasing organizations, managed health care organizations or to federal, state/provincial, local and other governments, including their agencies, or to trade customers and other amounts paid on sale or dispensing of the Product or to wholesalers for inventory management programs; (iii) freight, shipping insurance and other transportation expenses directly related to the sale (but not sampling) of Product (if actually borne by Aytu, its Affiliates, or sublicensees without reimbursement from any Third Party); (iv) required distribution commissions/fees (such as fees related to services provided pursuant to distribution service agreements with major wholesalers) payable to any Third Party providing distribution services to Aytu so long as such commissions/fees are consistent with the distribution commissions/fees payable in respect to other branded prescription products commercialized by Aytu; (v) sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, to the extent such items are included in the gross invoice price and actually borne by Aytu, its Affiliates, or Permitted Sublicensees without reimbursement from any Third Party (but not including taxes assessed against the income derived from such sales) and (vi) amounts repaid or credited or provisions made for uncollectible amounts on previously sold Product.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

“Net Revenue,” as set forth in the above definition, shall be calculated in accordance with Aytu’s usual and customary accounting methods, which shall be in accordance with the Accounting Standards. Revenue from Aytu to its Affiliates or Permitted Sublicensees shall be disregarded for purposes of calculating Net Revenue.

1.94 “Next Generation Product” means a drug product for use in men containing testosterone as its sole active pharmaceutical ingredient incorporating or containing improvements, additions, refinements, modifications or developments to the Product that would reasonably be expected to improve the quality or improve consumer or patient acceptance of the Product for which a sNDA to the Product NDA would be permitted under Applicable Law.

1.95 “Non-Binding Commitment” has the meaning set forth in Section 5.1(b)(i).

1.96 “Non-Defending Party” has the meaning set forth in Section 13.3.

1.97 “Ordinary Course Terminations and Reassignments” has the meaning set forth in Section 6.3(a)(iii).

1.98 “Original Payment” has the meaning set forth in Section 7.4.

1.99 “OTC Version(s)” shall mean any version of Product for use in the Field that has been approved by the FDA for sale to customers or patients in the Territory without a prescription.

1.100 “Packaging Specifications” means the packaging and labeling Specifications for Product, attached hereto as Schedule 1.100, as such Specifications may be amended from time to time by the JCC.

1.101 “Party” or “Parties” has the meaning set forth in the Preamble.

1.102 “Permitted Sublicensee” means any sublicensee of the rights granted to a Party under this Agreement in accordance with Section 8.7(b).

1.103 “Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.104 “Previously Purchased Product” has the meaning set forth in Section 7.1(c)(vii)(1).

1.105 “Product” means a drug product for use in men containing testosterone as its sole active pharmaceutical ingredient prepared using nasal gel drug delivery technology to treat hypogonadism in males, in any formulation and any dosage strength under development by Acerus and/or Aytu at any time before or during the Term, including NATESTO, an authorized generic version thereof or ANDA therefor and any OTC Versions.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

1.106 “Product Cost(s)” means [**].

1.107 “Product-Specific Sales Force” means either the Aytu Product-Specific Sales Force or the Acerus Product-Specific Sales Force, as applicable.

1.108 “Product Specifications” means the Specifications for Product attached hereto as Schedule 1.108, including process Specifications and analytical methods, as such Specifications may be amended from time to time by the JCC, including, without limitation, such amendments as may be required to obtain or maintain Regulatory Approval for Product.

1.109 “Product Training” has the meaning set forth in Section 6.4(a).

1.110 “Promotion” or “Promote” means (a) those activities customarily undertaken by a Party’s Field Sales Representatives in the Territory to encourage the approved use of, increase awareness, improve access to, or encourage the use of the Product, including Detailing, and (b) any other activities customarily undertaken by a Party aimed at encouraging the approved use of a particular prescription pharmaceutical product, including without limitation, communications to healthcare professionals, healthcare professional peer-to-peer communications, communications to direct customers, consumers, patients, patient families, employers, employees, payors, stakeholders, and group purchasing organizations, communications of product benefits to integrated healthcare delivery networks, the creation and use of Promotional Materials, marketing, meetings and events (including without limitation speaker bureau events), trade shows, advocacy activities, including with respect to guideline organizations, and sponsorships, in each case (a) and (b), as approved by the JCC and set forth in the Commercialization Plan.

1.111 “Promotional Materials” means any and all written, printed, graphic, electronic, audio, video or other materials to be used in connection with any Promotion activities, as developed and approved in accordance with Sections 2.1(c)(viii) and 2.1(c)(ix). For clarity, Promotional Materials may include materials such as Detail aids, reprints and disease state materials, as applicable, as approved in accordance with Sections 2.1(c)(viii) and 2.1(c)(ix).

1.112 “Pulsatile Dosing Patent Family” means the patent applications listed in Schedule 1.112 entitled “Methods of Testosterone Therapy” which name employees of both Parties.

1.113 “Purchase Order” has the meaning set forth in Section 5.1(b)(i).

1.114 “Quality Agreement” means the quality agreement to be entered into by the Parties promptly following the A&R Closing Date (and in any event, within thirty (30) days) concerning quality assurance, quality control, and validation related to the Manufacture of Product, in customary form and consistent with customary practices in the pharmaceutical industry.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

1.115 “Raw Materials” means, in relation to Product, the starting Materials, Active Ingredient, excipients and packaging materials used in the Manufacture thereof.

1.116 “Raw Material Specifications” means the Specifications relating to the handling, warehousing, and storage of Raw Materials attached hereto as Schedule 1.116 as such Specifications may be amended from time to time by the JCC.

1.117 “Receiving Party” has the meaning set forth in Section 10.1.

1.118 “Regulatory Approval” means, for Product, all permissions, approvals, licenses, registrations, authorizations, or clearances of any Regulatory Authority related to NDA #205488 that are necessary for the sale of such Product in the Territory.

1.119 “Regulatory Authority” means the FDA and the authority(ies) that are responsible for granting any FDA approval for the Manufacture, use and sale of Product in the Territory.

1.120 “Regulatory Requirements” means (a) all specifications, methods of Manufacture, and other information in NDA #205488 and thereafter related in any way to Product, and (b) all laws, rules, regulations, applicable regulatory guidance documents, and other requirements of any Regulatory Authority that govern Product, including its Manufacture, including but not limited to the requirements set forth in the FD&C Act, the quality system regulation rules set forth in 21 C.F.R. Part 820, and the current good manufacturing practices regulations set forth in 21 C.F.R. § 210 et seq. and 21 C.F.R. §§ 600-610 and the World Health Organization’s cGMP Guidelines (collectively, “cGMP”), and in each case, the foreign equivalents thereof, as any of the foregoing may be amended from time to time.

1.121 “Regulatory Submissions” means all applications, filings, dossiers and the like submitted to the FDA and associated with NDA #205488, including any internal records, minutes or informal communications (e-mails and letters) related to discussions with the FDA, as set forth on Schedule 1.121.

1.122 “Renewal Term” has the meaning set forth in Section 14.1.

1.123 “Requesting Party” has the meaning set forth in Section 7.7(b).

1.124 “Required Clinical Trials” has the meaning set forth in Section 3.2.

1.125 “Safety Agreement” has the meaning set forth in Section 4.3(b).

1.126 “Sales Channel” means the Acerus Sales Channel or the Aytu Sales Channel, as applicable.

1.127 “Sales Representative” means a Field sales representative (a) who is employed by a Party or Subcontractor to conduct Promotion and other Commercialization activities with respect to the Product in the Territory pursuant to this Agreement, (b) has been sufficiently trained in accordance with this Agreement and (c) substantially meets the qualifications as may be determined by the JCC from time to time.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

1.128  “sNDA” means a Supplemental New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA.

1.129 “Specialty Pharmacy” means a third-party service provider providing reimbursement assistance services to Aytu and dispensing Product.

1.130 “Specifications” means each of the following as they relate to the Active Ingredient, Raw Materials and/or Product, as appropriate:

(a) the Product Specifications,

(b) the Raw Material Specifications,

(c) the Packaging Specifications or

(d) the Active Ingredient Specifications.

1.131 “Stock Exchange” has the meaning set forth in Section 10.5.

1.132 “Subcontractors” has the meaning set forth in Section 8.7(b).

1.133 “Supply Price” has the meaning set forth in Section 7.2(a).

1.134 “Target Healthcare Provider” means any Healthcare Provider (i) identified by either Party and submitted in writing to the JCC as being a suitable target for the Promotion and Detailing of the Product in the Territory, or (ii) any Healthcare Provider that is a past, current, or expected prescriber of the Product (as reasonably expected by either Party based on market experience), or (iii) a decile 5-10 testosterone prescriber (defined as prescribing of testosterone products in the top 60% of all class prescribers) in the topical testosterone gel prescription class or total testosterone prescription class (including all formulations of testosterone). Notwithstanding the forgoing, the JCC may approve additional Target Healthcare Providers outside the forgoing definitions.

1.135 “Term” has the meaning set forth in Section 14.1.

1.136  “Termination Payment Period” has the meaning set forth in Section 14.3(f).

1.137 “Termination Payments” has the meaning set forth in Section 14.3(f).

1.138 “Territory” means the U.S.

1.139 “Third Party” means any Person other than Acerus, Aytu and their respective Affiliates.

1.140 “Threshold 1 Arbitrator” has the meaning set forth in Section 15.11(e)(i).

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

1.141 “Training Materials” means the materials (which may include written or other recorded, videotaped or Web-based training materials or online training programs) to be used in Product Training for each Party’s personnel regarding the Product, as approved by the JCC in accordance with Section 6.4(b).

1.142 “Transition Period” has the meaning set forth in Section 6.2(a).

1.143 “Unit” means a unit of Product comprised of one multi-dose dispenser filled with drug product in accordance with the Product Specifications, as may be amended in accordance with FDA requirements.

1.144 “U.S.” means the United States of America and all territories thereof.

1.145 “Withholding Taxes” has the meaning set forth in Section 7.4.

Article 2
GOVERNANCE AND CLOSING

2.1 Joint Commercialization Committee. The Parties’ development of Product (if any) and Commercialization of the Product under this Agreement shall be overseen by a Joint Commercialization Committee (the “JCC”) constituted within thirty (30) days after the A&R Closing Date with responsibilities as described in this Article 2 and as set forth below.

(a) Membership; Subcommittees.

(i)
The JCC shall include an equal number of representatives from each Party, including at least two commercial representatives from each Party and one financial representative from each Party. The chief executive officers of the Parties shall not be members of the JCC. Promptly following the A&R Closing Date, each Party shall appoint its initial representatives to the JCC. Each Party may replace its JCC representatives at any time by providing notice to the other Party. Acerus will designate one of its representatives as the chairperson of the JCC. The chairperson shall not have powers or authority beyond those of any other member of the JCC, but will be responsible for scheduling meetings, preparing and circulating an agenda in advance of each meeting (provided that either Party may request to include a specific item on any such agenda), preparing and issuing minutes of each meeting within thirty (30) days thereafter, and revising and finalizing such minutes to reflect timely comments thereon.

(ii)
The JCC shall have authority to establish one or more subcommittees that report to the JCC and assist the JCC. Any subcommittees formed beyond the JCC shall be subordinate to the JCC, shall have such membership and responsibilities as the JCC shall determine (provided that at least one representative from each Party shall be included on any such subcommittee which shall consist of an equal number of representatives from each Party), and may be disbanded by the JCC at any time. Unless otherwise specifically approved by the JCC or set forth in this Agreement, each subcommittee shall operate on the same terms, including decision making, as the JCC; provided, that a subcommittee may not make any decision that is inconsistent with this Agreement or the Commercialization Plan as approved by the JCC.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(b) Meetings. The JCC shall meet a minimum of once per calendar quarter, and any additional ad hoc meetings may be called by either Party on at least five (5) Business Days’ written notice, as determined by the Party in good faith to be reasonably necessary. The Parties shall endeavor to schedule meetings of the JCC at least two (2) months in advance. At least one (1) meeting of the JCC per year shall be held in person, which in person meeting shall be held alternately at the headquarters of each of the Parties or at such location as may be mutually agreed by the Parties. All other meetings of the JCC may be by telephone or videoconference, as determined by the Parties. Either Party may invite subject matter experts or other relevant personnel to attend any meeting of the JCC.

(c) Responsibilities. The JCC shall:

(i)
Review and assess, through a formal business review process set by the JCC, the monitoring of detailing effectiveness, resonance of Promotional messaging and effectiveness of other programs implemented to Promote Product sales;

(ii)
Review the Commercialization Plan for the Product developed by Acerus and submitted to the JCC on an annual basis;

(iii)
Review results and progress of any Required Clinical Trial and discuss and prepare proposed amendments or modifications when such changes appear to be advisable to achieve the Parties’ Product development goals and/or implement labeling changes with respect to such matters;

(iv)
Facilitate the exchange of regulatory documents and other regulatory information between the Parties pursuant to Article 4;

(v)
Discuss the state of the markets for Product in the Territory and opportunities and issues concerning the Commercialization of Product, including consideration of marketing and Promotional strategy, marketing research plans, payer strategies and tactics, labeling, Product positioning and Product profile issues;

(vi)
Coordinate and monitor post-Regulatory Approval activities;

(vii)
Resolve, or attempt to resolve any disputes not resolved by any subordinate subcommittee created by the JCC;

(viii)
Oversee development of all advertising and Promotional Materials relating to the Product in the Territory, which shall be consistent with the Commercialization Plan and with the then current Product labels and package inserts;

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(ix)
Review and update advertising and Promotional Materials relating to the Product on a semi-annual basis and otherwise as necessary;

(x)
To the extent permitted by Applicable Laws, discuss strategy for Product pricing, rebates, discounts, and commercial and government contracting (“Commercial Pricing Strategy”);

(xi)
As may be determined by the JCC, establish the guidelines surrounding the qualifications and experience levels for Sales Representatives appropriate for each Sales Channel; and

(xii)
Perform such other functions as appropriate to further the purposes of this Agreement and as allocated to it in writing by the Parties.

(d) Forecasting Subcommittee.

(i)
A subcommittee of the JCC with responsibility for overseeing the Manufacture (including forecasting) of the Product in the Territory and such other matters as may be designated by the JCC from time to time is hereby established by the JCC (the “Forecasting Subcommittee”). The Forecasting Subcommittee shall consist of an equal number of representatives from each Party. Acerus will designate one of its representatives as the chairperson of the Forecasting Subcommittee. The Forecasting Subcommittee will meet on a monthly basis, whether in person, via telephone conference or video conference, as determined by the members.

(ii)
The JCC hereby delegates to the Forecasting Subcommittee responsibility for:

(1)
Reviewing and overseeing matters relating to Manufacturing of the Product, including preparing a manufacturing plan setting forth all information required by Article 5 of this Agreement (the “Master Manufacturing Plan”), and reviewing existing warehouse stock;

(2)
Preparing, approving and updating on a monthly basis a written twenty-four (24) month forecast of the quantities of Product to be supplied to Aytu (the “Master Production Plan”); and

(3)
Performing such other functions as may be delegated to it by the JCC.

(iii)
The Parties shall provide the Forecasting Subcommittee with access to all information necessary to prepare and update forecasting for quantities of the Product and placebo dispensers to be supplied to Aytu, including inventory levels of the Product on a monthly basis, and the Forecasting Subcommittee shall keep the JCC reasonably informed of its activities.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

2.2 Decision Making; Authority. The JCC shall make its decisions by consensus, with each Party’s representatives collectively having one vote. If the JCC is unable to reach consensus regarding a matter before it within fifteen (15) days, the issue shall be presented to the Parties’ chief executive officers, for attempted resolution by good faith negotiations during a period of thirty (30) days. In the event that the chief executive officers are unable to reach a final determination within such thirty (30) day period, then Acerus shall have the final decision making authority over such disputed matters; provided that (i) Acerus shall reasonably consider the input of Aytu’s members to the JCC with respect to such Commercial Pricing Strategy and the Master Production Plan; and (ii) subject to Applicable Law, if the matter relates specifically to matters affecting the Aytu Sales Channel, Aytu’s prior written approval shall be required, with such approval not to be unreasonably withheld or delayed. Notwithstanding anything to the contrary herein, any dispute regarding (a) the level of monetary spending required by the approved Commercialization Plan or (b) whether Acerus reasonably considered Aytu’s input with respect to the Commercialization Plan or the Commercial Pricing Strategy shall be resolved by the binding Arbitration process set forth in Section 15.11 herein. For clarity, each Party shall have final decision-making authority over salaries, hiring and firing decisions for its Sales Representatives, subject to the JCC requirements for qualifications for Sales Representatives. For further clarity, and without limitation to any of the foregoing, Aytu agrees to implement the decisions of the JCC such that those items from the definition of Net Revenue that are subject to the authority of the JCC do not deviate from what has been approved by the JCC (other than for any non-discretionary price adjustments taken by customers, provided that Aytu promptly notifies the JCC of any such adjustments).

2.3 Opportunity. In the event a commercial opportunity arises to generate meaningful returns by promoting the Product to Healthcare Providers included in the Aytu Sales Channel but otherwise not being targeted at that time, the JCC will discuss how best to allocate the commercial opportunity between the Parties.

2.4 General Principles.

(a) The JCC and its subordinate committees have no authority beyond the specific responsibilities set forth in this Agreement with respect thereto. Any subordinate committee created by the JCC shall have such duties and responsibilities delegated to such committee by the JCC, as applicable, so long as such duties and responsibilities do not exceed the power and authority assigned to the JCC hereunder. In particular, and without limiting the generality of the foregoing, neither the JCC nor any subordinate committee thereof may amend or modify the terms or provisions of this Agreement.

(b) Each Party shall ensure that its representatives to the JCC or any subcommittee thereof have appropriate expertise and authority to serve as members of such committee. With the consent of the representatives of each Party serving on a particular committee, other representatives of each Party may attend meetings of that committee as observers. A meeting of the JCC or a subordinate committee thereof may be held by audio or video teleconference with the consent of each Party. Meetings of a committee shall be effective only if at least one representative of each Party is present or participating. Each Party shall be responsible for all of its own expenses of participating in committee meetings. Each Party shall use good faith and cooperative efforts to facilitate and assist the efforts of the committees.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(c) Each committee shall continue to exist until the Parties mutually agree to dissolve it, and upon dissolution, the Parties shall discuss the assignment and assumption of the powers and duties of such committee.

(d) The Parties may form any other committees as they shall mutually agree.

2.5 A&R Closing.

(a) Closing. Subject to the terms and conditions of this Agreement, the closing of this Agreement and the other transactions contemplated hereby (the “A&R Closing”) shall take place at 8:00 a.m. Eastern Time on the next Business Day following the satisfaction or waiver (to the extent not prohibited by Applicable Law) of the conditions set forth in Section 2.5(c) (other than those conditions that by their terms are to be satisfied at A&R Closing, but subject to such satisfaction or waiver), or at such other time and place as the Parties mutually agree in writing (the day on which the A&R Closing takes place being the “A&R Closing Date”).

(b) Pre-Closing Conduct of Business. From the A&R Signing Date to the A&R Closing Date, except as otherwise required by this Agreement or consented to by Acerus in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Aytu shall Promote and sell the Product in the ordinary course of business consistent with past practice and maintain in effect the Regulatory Approval and all Regulatory Submissions. Except as required by Applicable Law or otherwise required by the 2016 Agreement, Aytu shall not, and shall not permit any Affiliate to, without the prior written consent of Acerus (which consent shall not be unreasonably withheld, conditioned or delayed) (i) engage in any practice that could reasonably be considered “channel stuffing” or “trade loading”, (ii) except in the ordinary course of business, consistent with past practice, offer any rebates, discounts, promotions or credits, make any change to any Promotional programs or make any change in the manner Aytu generally extends rebates, discounts or credit to, or otherwise similarly deal with, customers with respect to the Product, or (iii) agree, whether in writing or otherwise, to do any of the foregoing. Prior to the A&R Closing, each Party shall use Commercially Reasonable Efforts to take such action as is reasonably necessary or appropriate in order to complete the transactions contemplated hereby on the terms and subject to the conditions set forth herein.

(c) Condition to A&R Closing. The rights and obligations of the Parties to this Agreement are subject to the condition that Acerus, prior to the date that is six (6) months after the A&R Signing Date, first raises at least $10,000,000 of gross proceeds additional capital through one or more series of transactions.

(d) A&R Closing Deliveries.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(i)
Deliveries by Acerus. At the A&R Closing, Acerus shall deliver, or cause to be delivered, to Aytu:

(1)
Payment of Acerus’ pro rata portion of the 2020 FDA user fee referenced in Section 4.1(a); and

(2)
A certificate executed by its Chief Executive Officer or Chief Financial Officer that the capital raise has been closed.

(3)
Acerus payment of [**] to reimburse Aytu for half of specific direct costs that were previously paid by Aytu to Acerus associated with serialization of Product.

(ii)
Deliveries by Aytu. At the A&R Closing, Aytu shall deliver, or cause to be delivered, to Acerus:

(1)
Executed assignments by Aytu and the applicable inventors of the patents included in the Pulsatile Dosing Patent Family to Acerus; and

(2)
The FDA executed letters, and any other letters or documents required to transfer the Product NDA and related Regulatory Submissions to Acerus pursuant to Section 4.1.

Article 3
POST MARKETING TRIALS AND OBLIGATIONS

3.1 Overview of Development. Acerus shall conduct any Required Clinical Trials and will keep Aytu reasonably informed, through the JCC, with respect to such Required Clinical Trials. Upon written request by Acerus, Aytu will use good faith efforts to provide Acerus any reasonably necessary information for such Required Clinical Trials. Following the A&R Closing Date, the conduct of all Clinical Trials other than Required Clinical Trials will be the sole responsibility and at the sole discretion of Acerus.

3.2 Required Clinical Trials. As holder of the NDA for the Product following the A&R Closing Date, Acerus (i) shall be responsible for all Clinical Trials required by the applicable Regulatory Authorities to maintain the Regulatory Approval for the Product (collectively the “Required Clinical Trials”); and (ii) acknowledges and agrees that the terms and conditions of the Cardiovascular PMR and Ambulatory Blood Pressure Study shall apply to it with respect to the Product.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

Article 4
REGULATORY MATTERS

4.1 Transfer of the Product NDA and Related FDA Regulatory Submissions.

(a) On or promptly after A&R Closing, Acerus shall submit (or cause the necessary Third Party to submit) to the FDA executed letters in the form set forth in Schedule 4.1(a) in order to transfer legal and record ownership of the Regulatory Submissions for the Product, including any INDs, the Product NDA and all supplemental submissions from Aytu to Acerus. Acerus shall not at any time thereafter during the Term transfer any such Regulatory Submissions for the Product, including any INDs and the Product NDA, to any other Person, without the express written consent of Aytu, except in connection with any permitted assignment of this Agreement in accordance with Section 15.3. At A&R Closing, Acerus shall reimburse Aytu for the pro rata portion of the 2020 FDA user fee rate paid by Aytu that is attributable to the post-A&R Closing portion of the then-current FDA fiscal year and pay all FDA user fees thereafter.

(b) Pursuant to 21 C.F.R. § 314.72, Change in Ownership of an Application, the Parties shall fulfill the following requirements:

(i)
Aytu shall submit a letter or other document that states that all rights to NDA #205488 have been transferred to Acerus;

(ii)
Acerus shall submit an application form and a letter containing the following:

(1)
Acerus’ commitment to agreements, promises, and conditions made by Aytu of which it has been informed and contained in NDA #205488, which are set forth on Schedule 4.1(b) and provided to Acerus by Aytu prior to the A&R Closing;

(2)
The date that the change in ownership is effective; and

(3)
A statement that Acerus has a complete copy of the approved NDA #205488, including supplements and records that are required to be kept under 21 C.F.R. § 314.81; and

(iii)
Acerus shall advise FDA about any change in the conditions in NDA #205488 under 21 C.F.R. § 314.70, except Acerus may advise FDA in the subsequent annual report about a change in the Product’s label or labeling to change the Product’s brand or the name of its manufacturer, packer, or distributor.

(c) As soon as practicable following the A&R Closing Date, Aytu shall transfer to Acerus (and cause any Third Party in possession thereof to transfer to Acerus) all other Regulatory Submissions for the Product in the Territory, which have been approved by Acerus on or prior to the A&R Signing Date or are required by law. Upon transfer of all such Regulatory Submissions, Acerus shall be the legal and beneficial owner of such Regulatory Submissions.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

4.2 Regulatory Responsibilities. From and after the A&R Closing, Acerus shall be solely responsible at its own cost for all regulatory matters regarding the Product, including preparing, filing, prosecuting and maintaining all submissions to Regulatory Authorities for the Product, adverse event reporting, post-marketing requirements, label and packaging updates, and serialization costs. From and after the A&R Closing Date, Acerus shall own all right, title and interest in and to all regulatory filings and submissions and Regulatory Approvals with respect to the Product.

4.3 Safety Matters.

(a) From and after the A&R Closing, Acerus shall be responsible for establishing and maintaining a global safety database for the Product.

(b) Within thirty (30) days after the A&R Closing, the Parties shall enter into a safety data exchange agreement (the “Safety Agreement”), in customary form and consistent with customary practices in the pharmaceutical industry, which the Parties shall maintain, as may be amended by the Parties, in force throughout the Term. The Safety Agreement shall describe the coordination of collection, investigation, reporting, and exchange of information concerning adverse events or any other safety problem of any significance, and Product complaints involving adverse events, sufficient to permit each Party, its Affiliates licensees or Permitted Sublicensees to comply with Applicable Laws. The Safety Agreement will be promptly updated if required by changes in Applicable Laws. In the event of any conflict or inconsistency between this Agreement and the Safety Agreement with respect to: (i) safety-related matters, the Safety Agreement shall prevail; and (ii) any other matter, this Agreement shall prevail.

(c) Aytu shall notify Acerus as promptly as reasonably possible, but in no event more than twenty-four (24) hours of becoming aware of a serious adverse event, which reporting requirements shall be set forth in further detail in the Safety Agreement. All other adverse events and Product complaints will be reported as promptly as reasonably possible, but in no event more than seventy-two (72) hours of Aytu becoming aware of the event or Product quality complaint.

4.4 Regulatory Communications. From and after the A&R Closing, Acerus shall be responsible, at its sole expense, for (a) all communications, reports and responses to Regulatory Authorities concerning the Product, including adverse event reports, and (b) all communications with Third Parties that relate to product quality complaints and adverse events. Aytu shall not, without Acerus’ prior written consent (unless so required by Applicable Laws), correspond or communicate with the FDA or with any other Regulatory Authority concerning the Product, or otherwise take any action concerning any Regulatory Approval under which the Product is marketed. Aytu shall provide to Acerus, promptly upon receipt, copies of any communication from the FDA, or other Regulatory Authority, related to the Product, and Acerus shall provide to Aytu, promptly upon receipt, copies of any communication from the FDA or other Regulatory Authority relevant to Aytu’s rights or obligations under this Agreement. Upon Acerus’ request, Aytu shall cooperate fully with, and provide assistance to, Acerus in connection with Acerus’ Regulatory Requirements arising from Aytu’s Promotion or distribution activities under this Agreement (including adverse event reporting) for the Product. If Aytu believes it is required by Applicable Laws to communicate with the FDA or other Regulatory Authority regarding any matter relating to the Product or Aytu’s activities hereunder, then Aytu shall, unless and to the extent prohibited by Applicable Laws, so advise Acerus promptly and provide Acerus in advance with a copy of any proposed communication (including the text of any oral communication) with the FDA or such other Regulatory Authority prior to such communication, and shall comply with any and all reasonable direction of Acerus, to the extent consistent with Applicable Laws, concerning any meeting or written or oral communication with the FDA or any other Regulatory Authority or governmental authority. To the extent any remedial action is required following any such inspection, Acerus shall provide Aytu with a remediation plan not later than ten (10) Business Days following notification by a Regulatory Authority of the need for remedial action, and Aytu shall have a right to provide written comments on such remediation plan not later than ten (10) Business Days after receipt thereof from Acerus, and Acerus shall consider in good faith any such written comments and use reasonable efforts to incorporate them into its remediation plan. Acerus shall use commercially reasonable efforts to promptly take remedial actions pursuant to the remediation plan. In the event that Aytu receives any material regulatory letter or comments from any Regulatory Authority relating to the development or Manufacture of Product, Acerus (as applicable) will promptly provide Aytu with any data or information required by Aytu in preparing any response relating to Acerus’ development or Manufacture of Product and will cooperate fully with Aytu in preparing such response.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

4.5 Inspections. In the event that any Acerus facility will be inspected by representatives of any Regulatory Authority directed to Acerus’ Manufacture of Product, Acerus shall notify Aytu promptly after learning of such inspection and shall supply Aytu with copies of any correspondence or portions of correspondence which are relevant to Aytu’s rights or obligations under this Agreement. Following any such inspection, Acerus shall provide Aytu with a written summary of that portion of the inspection that was relevant to Product within seven (7) Business Days of such inspection.

4.6 Product Recalls and Withdrawals.

(a) Acerus shall be responsible for determining whether any recall or withdrawal of the Product is necessary, and, promptly upon such determination, Acerus shall notify Aytu of such recall or withdrawal. If Aytu becomes aware that the Product may not comply with Applicable Law and/or a recall or withdrawal of the Product may be necessary or desirable, Aytu shall provide Acerus with prompt written notice thereof (within seventy-two (72) hours of becoming aware). Thereafter, Acerus shall determine whether the Product should be recalled or withdrawn. In all cases, each Party shall use Commercially Reasonable Efforts to implement any recall of Product.

(b) The Party that is predominantly responsible for the applicable Product’s non-compliance with applicable rules and regulations shall bear all Third Party costs and expenses actually incurred and associated with conducting such recall in accordance with such recall plan, unless such recall results predominantly from the other Party’s material breach of its obligations under this Agreement or unless such recall otherwise predominantly results from the negligence or wrongful intentional acts or omissions of the other Party, in which case the other Party shall bear all Third Party costs and expenses actually incurred and associated with such recall.

(c) If neither Party is predominantly responsible or responsibility cannot be ascertained as to the cause of the applicable non-compliance, the Parties agree to submit the matter to a mutually acceptable independent laboratory or consultant that has the capability of testing the Product to determine which Party is responsible for such recall, whose fees shall be paid by the non-prevailing Party.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

Article 5
MANUFACTURE AND SUPPLY OF PRODUCT

5.1 Supply and Purchase of Product.

(a) Manufacture and Supply of Product and Raw Materials. Acerus shall be responsible for the production, manufacture, testing, packaging and all related activities, including, without limitation, warehousing and storage of the Product prior to delivery to Aytu in accordance with Section 5.1(c) below and supplying Finished Product (collectively, the “Manufacture”), in accordance with this Article 5, and carrying out quality assurance in accordance with the Quality Agreement. Subject to Section 5.2, during the Term, Aytu, its Affiliates and Permitted Sublicensees shall purchase all of its requirements of Product from Acerus. In consideration for Acerus’ supply of Product, Aytu will pay Acerus the Supply Price. Placebo dispensers and Product shall be supplied in accordance with the following provisions.

(i)
Subject to the provisions of this Article 5, Acerus shall Manufacture Product in accordance with the quantity requirements of Aytu, its Affiliates, licensees and Permitted Sublicensees, in accordance with the applicable Master Production Plan developed by the Forecasting Subcommittee and set forth in written Purchase Orders and shall not Manufacture, supply or sell Product for or to any Third Party for use in the Territory.

(ii)
Acerus shall have additional responsibilities for Product as set forth in the Quality Agreement. In the event of any conflict or inconsistency between this Agreement and the Quality Agreement with respect to: (i) quality-related matters, the Quality Agreement shall prevail; and (ii) any other matter, this Agreement shall prevail. Acerus shall have sole responsibility for disposing of all wastes arising from Manufacture in accordance with all Applicable Laws and Regulatory Requirements.

(iii)
Acerus shall supply Aytu with reasonable quantities of placebo dispensers consistent with the applicable Master Production Plan approved by the JCC and pursuant to written Purchase Orders, and shall provide such placebo dispensers in finished form in accordance with this Article 5. Placebo dispensers shall be supplied in accordance with Section 5.1(c) (provided, however, that any such request shall be made in even multiples of the standard batch size for such items set out in Schedule 1.43 and provided further that placebo dispensers shall be included in the Master Production Plans submitted in accordance with Section 5.1(b), at a cost equal to Acerus COGS (to be paid in full within forty-five (45) days of the applicable delivery in accordance with Section 5.1(c)(iii).

(iv)
Acerus will supply the Finished Product, labeled and packaged in shipping containers suitable for sale in the Territory, with Acerus’ National Drug Code (“NDC”) and label; provided that existing Aytu Product containing Aytu’s NDC and label will continue to be sold until such time as it is either (a) exhausted or (b) Acerus has completed a re label and re package of Product containing Aytu’s NDC and label to label such Product with Acerus’ NDC and label.

(b) Forecasts; Orders.

(i)
The first seven (7) months of each Master Production Plan, as established by the Forecasting Subcommittee, shall be deemed to be a binding, non-cancellable purchase order for Product and placebo dispensers and shall be accompanied by any other information required under Section 5.1(c) (the “Purchase Order”). The following seventeen (17) months of the Master Production Plan shall be the Forecasting Subcommittee’s non-binding, good faith estimate of such requirements based on sales and forecasted demand for Product and placebo dispensers (“Non-Binding Commitment”).

(ii)
Each Master Production Plan and included binding Purchase Order shall be deemed to be automatically accepted, and shall be binding on Acerus and Acerus will be required to supply the Product and placebo dispensers set forth in a Purchase Order, unless Aytu is notified by Acerus, within ten (10) Business Days, that the Purchase Order terms violate the requirements set forth in this Article 5. In the event of any conflict or inconsistency between this Agreement and any Purchase Order, this Agreement shall prevail.

(c) Purchase of Product; Deliveries.

(i)
Except to the extent the Parties may otherwise agree in writing with respect to a particular shipment, all orders for Product placed hereunder shall be submitted to Acerus according to the procedures described in Section 5.1 of this Agreement. Each Purchase Order for Product and placebo dispensers shall specify: (A) the type of Product being ordered (i.e., whether the Product is intended for trade or samples); (B) the amount of such Product and placebo dispensers being requested (which shall be in accordance with this Section 5.1 and be in even multiples of the standard batch size (as set forth in Schedule 1.43), unless otherwise agreed by Acerus); and (C) the requested Delivery Dates, such Delivery Date to be not less than seven (7) months following submission of the Purchase Order to Acerus in accordance with Section 5.1(b)(ii). Acerus shall supply Product and placebo dispensers in such quantities on the Delivery Dates set forth in the Purchase Order.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(1)
Acerus shall furnish to Aytu at least five days prior to the release for delivery to Aytu of each shipment of Product ordered by Aytu hereunder, (i) a certificate of analysis reflecting that such Product and any Raw Materials used conform to the relevant Specifications and (ii) all documentation required by Applicable Law or Regulatory Requirements.

(2)
Aytu shall not be required to take receipt of a Batch of Product with less than [**] of remaining shelf life; provided that Aytu and Acerus may nonetheless negotiate in good faith for Aytu to purchase any Batch not meeting the foregoing remaining shelf life requirement.

(ii)
Any changes to a submitted Purchase Order will be deemed to reasonably extend the Delivery Date for such Product or placebo dispensers. Upon submission and acceptance of such changes, the Parties will work in good faith to determine the new Delivery Date for such Purchase Order, as amended. For clarity, non-material changes are not expected to restart the clock on the lead-time, but may increase the lead-time to beyond the seven (7) months provided for herein.

(iii)
Property in, title to, and risk of loss of or damage to, all Raw Materials and Product shall remain with Acerus and pass to Aytu only upon delivery to Aytu on an Ex Works, Acerus’ (or its Third Party manufacturer’s) facility (Incoterms 2010) basis. Acerus shall provide all reasonably requested documentation in connection with any shipment of Product, and Aytu shall provide Acerus with copies of any shipping-related documentation required by Acerus in order to comply with Applicable Laws.

(d) Acceptance and Rejection Procedures.

(i)
Aytu shall, promptly upon arrival at Aytu’s designated warehouse or third-party logistics provider, carefully inspect each shipment of Product for transport damages, losses and shortfalls. Apparent defects, such as, for example, damaged containers or missing packages of Products, must be identified to the carrier promptly upon arrival of the shipment and the freight documents at Aytu’s site and, where possible, countersigned by the carrier’s representatives. Failure of Aytu to notify such visually detectable defects to the carrier promptly upon arrival of the concerned shipment and freight documents shall exclude liability of Acerus for such defects. Thereafter, Aytu shall have thirty (30) days after receipt of a shipment of Product (the “Inspection Period”) to determine if there is any defect in the Product or any non-compliance with the Specifications, which is discoverable by diligent and customary inspection of the shipment and any accompanying documentation. Aytu shall notify Acerus of any such non-compliance prior to the end of the Inspection Period, describing in reasonable detail the non-compliance. Notwithstanding the foregoing, if with respect to any unexpired Product, the non-compliance could not reasonably be expected to have been found by diligent and customary inspection during the Inspection Period and Aytu notifies Acerus of such non-compliance, describing such Latent Defect in detail, within twenty five (25) days of Aytu’s knowledge of the Latent Defect and within the shelf life of the Product, such non-compliance shall be deemed to be a “Latent Defect” hereunder. Aytu shall be deemed to have accepted any Product if it fails to notify Acerus of a non-conformity or Latent Defect during the periods permitted in this Section 5.1(d)(i). At Acerus’ reasonable request, Aytu shall provide Acerus with any available documentation or analysis that is reasonably necessary for Acerus to determine whether such non-conformity or Latent Defect exists in such Product.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(ii)
Aytu acknowledges and agrees that Acerus shall be entitled to deliver a quantity of Product that is not more than [**] less or greater than the amount set out in any accepted Purchase Order, and that such delivery shall not entitle Aytu to reject the applicable Product despite the failure of the delivered quantity to strictly conform to the amount set out in the applicable Purchase Order.

(iii)
If Aytu notifies Acerus that Product delivered to Aytu is non-conforming or has a Latent Defect, then as promptly as practicable after receipt of such notice (but in no event later than [**] after receipt), Acerus shall (1) instruct Aytu whether to return or destroy the Product in question (provided, that, Aytu may retain samples of non-conforming Product for the purpose of determining any dispute) and (2) provide Aytu with replacement Product, which Delivery Date shall be as promptly as possible but in no event more than [**] after receipt of the notice of non-conformity or Latent Defect.

(iv)
If Acerus agrees with the claim set forth in the notice delivered pursuant to Section 5.1(d)(i), then the Party responsible for the non-conformity or Latent Defect shall bear the costs and expenses related to return (if applicable) and delivery of replacement Product. If the Parties do not agree (1) that there is a non-conformity or Latent Defect or (2) that a particular Party is responsible for the non-conformity or Latent Defect, then the Parties agree to submit the Product in question to a mutually acceptable independent laboratory or consultant that has the capability of testing the Product to determine whether or not it complies with the Specifications and which Party is responsible for such non-conformity or Latent Defect, whose fees shall be paid by the non-prevailing Party. If the independent laboratory or consultant determines that the non-conformity or Latent Defect is (A) due to damage to Product (i) caused by Aytu or its agents or (ii) which occurs subsequent to delivery of such Product to Aytu in accordance with Section 5.1(c)(iii), Acerus shall have no liability to Aytu with respect thereto and Aytu shall pay for all shipping costs of returning (if applicable) the Product and/or sending replacement Product, as the case may be; or (B) caused by any other reason than those set forth in clause (A), Acerus shall pay for all shipping costs of returning (if applicable) the Product and/or sending replacement Product, as the case may be. If payment for non-conforming Product has previously been made by Aytu, at Aytu’s option, (i) Acerus shall pay Aytu the amount of such credit, (ii) Aytu may offset the amount thereof against other amounts then due to Acerus hereunder or (iii) Acerus shall replace such non-conforming Product with conforming Product at no additional cost or expense to Aytu.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(v)
The rights, remedies and obligations set forth in this Section 5.1(d) shall be the sole rights, remedies and obligations that either Party may otherwise have with respect to non-conforming Product or Latent Defects.

(e)  Capacity. Subject to the terms and conditions of this Agreement, Acerus shall ensure that the Product requirements set forth in the binding portion of the most recent Master Manufacturing Plan are met. In the event that Acerus becomes aware at any time of any matter, circumstance or event which might reasonably be expected to give rise to an inability to supply Product based on the most recent binding portion of the Master Manufacturing Plan (including that the quality standards set forth herein and in the Quality Agreement have been materially compromised such that Acerus may not be able to supply Product Manufactured to the Product Specifications and/or comply with Regulatory Requirements), Acerus shall give prompt written notice of such matter, circumstance or event to the JCC, including without limitation, the cause thereof, the anticipated length of such delay or shortfall and the action to be taken to reduce, minimize or remove the adverse effects of any such delay. Within seven (7) days after receipt of such a notice from Acerus, the JCC shall meet with a view to agreeing to action as may be necessary to ensure that no interruption of supply or shortfall in quantities of Product occurs. This Section 5.1(e) is not intended to lessen or alter Acerus’ supply obligations set forth in this Section 5.1.

5.2 Direct Supply. Notwithstanding the foregoing Section 5.1, in the event that Acerus determines in its sole discretion that it would like Aytu to assume responsibility for obtaining supply of Products from Acerus’ Third Party manufacturer thereof or another supplier, the Parties shall negotiate in good faith to enter into a new agreement mutually acceptable to the Parties to provide for an Aytu technology transfer to make and have made Products.

5.3 Long Term Inability to Supply. In the event that a Long Term Inability to Supply with respect to the Product has occurred and is continuing, Aytu shall have the right to purchase Product from one or more alternative Third Party suppliers and require Acerus to transfer to Aytu and such Third Party supplier all of the technology necessary for such Third Party supplier to carry out its supply obligations. Upon any transfer contemplated in this Section 5.3, the Parties shall negotiate in good faith to enter into a new agreement mutually acceptable to the Parties to provide for a royalty-bearing license.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

Article 6
COMMERCIALIZATION

6.1  Commercialization. From and after A&R Closing, the Parties will pursue Commercialization of the Product under this Agreement pursuant to a Commercialization Plan, as drafted by Acerus and developed, reviewed and approved by the JCC within sixty (60) days after the A&R Closing Date and annually thereafter; provided that Aytu shall draft the portion of the Commercialization Plan concerning the Aytu Sales Channel which will also be subject to the JCC’s approval, such approval not to be unreasonably withheld. The Commercialization Plan shall set forth the Commercialization strategy and tactics for the coming year, including proposed targeting methodology and lists, resourcing, call plans and key marketing messages for the Product. The Parties will use Commercially Reasonable Efforts to carry out the obligations set forth in the Commercialization Plan. The initial Commercialization Plan shall include a detailed budget for the activities to be completed under the Commercialization Plan. Each Party will bear its own costs and expenses associated with its activities under this Agreement and the Commercialization Plan (the “Commercialization Costs”).

6.2 Transition Period Activities.

(a) During the first six (6) months following the A&R Closing Date (the “Transition Period”), the Parties shall use Commercially Reasonable Efforts to transfer to Acerus as promptly as possible after the A&R Closing Date the activities previously conducted by Aytu under the 2016 Agreement that are to be conducted by Acerus under this Agreement; provided that until those activities are transferred, Aytu shall continue to conduct activities related to the Commercialization of the Product that it conducted immediately prior to the A&R Closing Date, as set forth on Schedule 6.2(a).

(b) By the conclusion of the Transition Period, the activities set forth on Schedule 6.2(a) will be transitioned to Acerus, including without limitation reimbursement and certain patient support services; provided that Aytu shall reimburse Acerus for all direct Specialty Pharmacy expenses not related to the Product and for Aytu’s fair allocation of the fixed costs associated with the Specialty Pharmacy program. Each Party shall share equally all costs associated with the transition of activities pursuant to this Section 6.2. At any time and to the extent dictated by Accounting Standards applicable to Aytu as advised by Aytu’s accountants, in order to reflect Aytu as the exclusive seller of the Product to wholesalers, pharmacies, and customers receiving direct shipment of Product in the Territory, Aytu will (i) use Commercially Reasonable Efforts to maintain in effect any agreements and arrangements with regard to the distribution of the Product for the benefit of Acerus’ activities in the Acerus Sales Channel and (ii) maintain contractual relationships with Third Parties relating to Product sales that influence such determination, such as Specialty Pharmacy, TrialCard, and others.

(c) To facilitate the transition of promotional activities for the Product in the Acerus Sales Channel from Aytu to Acerus, Aytu and Acerus shall cooperate to transfer, effective on or as promptly as practicable after the A&R Closing Date, those of the Aytu personnel who the Parties agree are appropriate candidates to work with the Product at Acerus and who have agreed in writing to be transferred to Acerus.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

6.3 Sales Force Activities.

(a) Size of Product-Specific Sales Force. From and after the A&R Closing, each Party shall perform all Detailing with regard to the Product within its respective Sales Channel exclusively through Sales Representatives on each Party’s sales force (including independent Sales Representatives engaged by the Parties) and consisting of the following:

(i)
Aytu shall employ a sales force (the “Aytu Product-Specific Sales Force”) consisting of:

(1)
for the first twelve (12) months following the A&R Closing Date, a number of Sales Representatives on a Full Time Basis that is not less than [**] and a mutually agreed number of sales force managers appropriate to manage the Sales Representatives;

(2)
thereafter during the Term, a minimum number of Sales Representatives equal to the Base Requirement and an appropriate number of sales force managers to manage the Sales Representatives.

(ii)
Acerus shall employ a sales force (the “Acerus Product-Specific Sales Force”) consisting of:

(1)
at least ten (10) Sales Representatives on a Full Time Basis at all times after the three (3)-month anniversary of the A&R Closing Date and before the six (6)-month anniversary of the A&R Closing Date;

(2)
at least twenty (20) Sales Representatives on a Full Time Basis at all times after the six-month anniversary of the A&R Closing Date and before the twelve (12)-month anniversary of the A&R Closing Date; and

(3)
at least twenty-five (25) Sales Representatives on a Full Time Basis at all times during the Term after the twelve (12)-month anniversary of the A&R Closing Date.

Each Party shall provide the other Party with a roster of the Sales Representatives on its Product-Specific Sales Force on a quarterly basis.

(iii)
The Product-Specific Sales Force requirements set forth in clause (i) and (ii) above are subject to voluntary resignations by Sales Representatives or terminations or reassignments of individual Sales Representatives by the applicable Party due to a Sales Representative’s failure to achieve applicable performance requirements or otherwise in the ordinary course in accordance with the applicable Party’s human resources policies, including for cause (collectively, “Ordinary Course Terminations and Reassignments”). If the number of Sales Representatives employed by a Party drops below the number of Sales Representatives required pursuant to clause (i) or (ii) above as a result of Ordinary Course Terminations and Reassignments, such Party shall promptly (and in any event within seventy-five (75) days) replace such individual with a new Sales Representative who meets the qualifications determined by the JCC; provided that if the number of Sales Representatives employed by Aytu drops below the number of Sales Representatives required pursuant to clause (i) or (ii) above as a result of transfer of more than five (5) Sales Representatives during the Transition Period pursuant to Section 6.2(c), then Aytu shall have one hundred and twenty (120) days to replace such individual with a new Sales Representative. For clarity, such Party will be in breach of this Section 6.3 if it fails to replace any Sales Representative in accordance with this Section 6.3(a)(iii) within the seventy-five (75)-day period after the Sales Representative resigns or is terminated or resigned as a result of Ordinary Course Terminations and Reassignments; provided that a Party will not be in breach if such Party uses its best efforts to replace the Sales Representative but is nonetheless unable to replace such Sales Representative within one hundred and twenty (120) days.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(b) Product Promotional Position; Incentive Compensation. For the first twenty-four (24) months after A&R Closing, and thereafter as set forth in the applicable Commercialization Plan, each Party will ensure that the Product is Promoted in a primary (P1) or secondary (P2) Detailing position with such Party’s Product-Specific Sales Force. Each Party’s Product-Specific Sales Force will be eligible to receive according to the Incentive Compensation plan an amount that is no less than [**] of the spending available in the Party’s Incentive Compensation plan each calendar quarter. After the end of the two (2)-year period referred to in this Section 6.3(b), the Parties, through the JCC, will discuss in good faith and attempt to agree on Incentive Compensation plans for each successive two (2)-year period during the Term. If the Parties are unable to agree to new Incentive Compensation plans prior to the expiration of a given two (2)-year period, the Incentive Compensation plans for the immediately preceding two-year period shall continue to apply following such two (2)-year period.

6.4 Sales Training.

(a) Training Program. After the A&R Closing Date, the Parties shall cooperate to train each Party’s Sales Representatives on the Product (who have not already been so trained) in accordance with the applicable Commercialization Plan and Applicable Laws, including, without limitation, training concerning (i) the scientific basis and indications for the Product, (ii) competitive product knowledge, (iii) permissible communications regarding safety and efficacy claims relating to the Product, (iv) permissible communications related to the Product in accordance with the Product labeling, (v) reporting of adverse events (vi) use of Promotional Materials and (vii) other appropriate topics relevant to the Promotion and Commercialization of the Product (the “Product Training”). Each Party will be entitled to appoint the trainer(s) to conduct Product Training and to determine the curriculum for its Sales Representatives, in accordance with the Commercialization Plan. Each Party shall be responsible for planning and conducting all Product Training, consistent with each Commercialization Plan, and shall ensure that each Sales Representative and other applicable personnel of such Party completes all required Product Training prior to commencing any Promotion or other Commercialization activities under this Agreement and continues to participate in Product Training at least annually thereafter. Each Party shall also be responsible, at its own expense, for providing, and shall provide, to all Sales Representatives and other applicable personnel of such Party a broad general training program, including training on proper Promotion and marketing techniques, ethics, compliance with Applicable Laws, and the compliance with such Party’s policies, procedures, standards and practices.

(b) Training Materials. Acerus shall be solely responsible for determining the content of and developing Product-Specific Training Materials for use hereunder. Each Party will pay its expenses related to the production of Training Materials (i.e., Acerus will pay for development, but Aytu will cover Aytu’s direct costs related to printing and shipping of Training Materials relevant to Aytu Sales Channel used for Product Training for Aytu’s Sales Representatives and personnel).

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(c) Training Expenses. Each Party shall be responsible for the costs and expenses associated with Product Training for its Sales Representatives and personnel, and any such costs that apply to both Parties’ Sales Representatives and personnel shall be paid for equally by the Parties. All such training costs shall be included in Commercialization Costs for the Party incurring such costs.

(d) Recordkeeping. The Parties shall maintain records related to Product Training sufficient to show the Parties’ personnel in attendance at Product Training sessions, including, for example, sign-in sheets and computer records for Web-based training. The Parties shall maintain Product Training records, including, for example, testing records, certifications, and copies of Training Materials used at Product Trainings session for a period of three (3) years following the end of the calendar year during which such Product Training occurred. A Party shall provide copies of such records to the requesting Party upon request.

6.5 Detailing.

(a) During the first two (2) years after the A&R Closing Date each Party shall ensure that it achieves the Average Detail Levels set forth in the following table (with any partial years being calculated on a straight-line pro-rata basis):

	Aytu	Acerus
Average Detail Level per calendar year	[**]	[**]
Average Detail Level per calendar quarter	[**]	[**]

(b) After the end of the two (2)-year period referred to in Section 6.5(a), the Parties, through the JCC, will discuss in good faith and attempt to agree on Average Detail Level requirements for each successive two (2)-year period during the Term. If the Parties are unable to agree to new Average Detail Level requirements prior to the expiration of a given two (2)-year period, the Average Detail Level requirements for the immediately preceding two-year period shall continue to apply following such two (2)-year period. If either Party fails to attain the Average Detail Level requirement for any calendar quarter, the Party shall have up to two subsequent calendar quarters to address this shortfall by achieving a greater number of Details in such subsequent calendar quarters to make up for the previously recorded shortfall and meet the requirement for each of those subsequent calendar quarters. Any such make-up Details may be performed by different Sales Representatives working on a Full Time Basis and who either (i) have qualifications set by the JCC (to the extent the JCC has exercised its authority to set such qualifications) or (ii) have been approved by the JCC. Failure (i) to meet this Average Detail Level requirement for any calendar quarter (after the two make-up quarters) or (ii) to meet the annual Average Detail Level requirement for each calendar year (after the make-up quarters applicable to that calendar year), shall constitute a material breach of this Agreement.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(c) Each Party shall provide reports to the other Party within sixty (60) days after the end of each calendar quarter of its Commercialization activities for the Product and the related Commercialization Costs incurred by it.

6.6 Promotional Materials.

(a) Initial Promotional Materials. Until such time when the JCC has developed and produced new Promotional Materials, the Parties will continue to utilize Promotional Materials for the Product that were developed and/or produced prior to the A&R Closing Date; provided that if such use by Acerus will trigger incremental out-of-pocket costs to Aytu, then Acerus shall reimburse Aytu for such incremental out-of-pocket costs associated with the production of such additional Promotional Materials.

(b) Development. The Parties shall develop and produce all advertising and Promotional Materials relating to the Product in cooperation with the JCC in accordance with Section 2.1(c)(viii) and (ix). All Promotional Materials shall include the Acerus Trademarks (including the Acerus House Marks) as well as the Aytu trade name and logo (the “Aytu House Marks”), in accordance with all Regulatory Requirements. Aytu shall have the right to develop Promotional Materials specific to the Aytu Sales Channel; provided that such materials will be consistent with the materials developed by Acerus for the Product; provided further that the JCC shall have the right to review, comment and approve such Promotional Materials, such approval not to be unreasonably withheld. All Promotional Materials to be used by a Party’s personnel pursuant to this Agreement shall at all times be in compliance with Applicable Laws and the labeling for the Product. Costs incurred by each Party in generating Promotional Materials in accordance with this Section 6.6(b) will be included in Commercialization Costs.

(c) Use of Promotional Materials. The Parties shall (i) utilize only those advertising and Promotional Materials approved by the JCC when performing activities under the Commercialization Plan, and (ii) use the Promotional Materials solely for the purposes of conducting the Promotion activities in the Territory as contemplated under this Agreement, (iii) ensure that the Promotional Materials are not modified, changed, misbranded or altered in any way by such Party or its personnel, and (iv) in conducting Promotion activities hereunder, make only those statements and claims regarding the Product, including as to efficacy and safety, that are consistent with the Promotional Materials, the labeling and Applicable Laws. Each Party shall promptly notify the other Party, and provide the other Party with a copy, of any correspondence or other report or complaint received by a Party or any Party personnel from any Regulatory Authority or any Third Party claiming that any oral or written statements about the Product or any Promotional Materials are inconsistent with the applicable labeling or are otherwise in violation of Applicable Laws or that any Party Sales Representative or other Party personnel conducting Promotion or other Commercialization activities is making statements or claims regarding a Product that are inconsistent with the Promotional Materials or the Product labeling.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

Article 7

PAYMENTS

7.1 Payments.

(a) Commission Payments. After the A&R Closing Date, Aytu will pay Acerus commissions on Product sales on a quarterly basis as follows (such amounts due to Acerus, the “Acerus Commission Payments”):

(i)
[**] for Annual Product Net Revenue between [**] and [**] in the combined Aytu Sales Channel and the Acerus Sales Channel.

(ii)
[**] for Annual Product Net Revenue between [**] and [**] in the combined Aytu Sales Channel and the Acerus Sales Channel; and

(iii)
For Annual Product Net Revenue greater than [**] in the combined Aytu Sales Channel and the Acerus Sales Channel as further described in Section 7.1(c) below:

(1)
Aytu Sales Channel [**] commission.

(2)
Acerus Sales Channel: [**] commission.

(b) Reporting. Aytu will be responsible for tracking Annual Product Net Revenue and will deliver to Acerus (i) a report on a monthly basis setting forth current Annual Product Net Revenue and (ii) a notice promptly upon achieving an Annual Product Net Revenue amount that would trigger a change in the commission rate due to Acerus [**].

(c) Determining Commission Payments Based on Annual Product Net Revenue.

(i)
The Commission Payment payable to Acerus under Section 7.1(a)(i) for a given calendar quarter, will equal (i) the Net Revenue for the Product during the quarter less the Product Costs associated with the generation of said Net Revenue, multiplied by [**].

(ii)
The Commission Payment payable to Acerus under Section 7.1(a)(ii) for a given calendar quarter, will equal (i) the Net Revenue for the Product during the quarter less the Product Costs associated with the generation of said Net Revenue, multiplied by [**].

(iii)
The Product Net Revenue attributable to the Aytu Sales Channel under Section 7.1(a)(iii)(1) for a given calendar quarter, will equal (i) the product of Net Product Revenue multiplied by (ii) the proportion of Product prescriptions written in that calendar quarter in the Aytu Sales Channel. Such product will be multiplied by a [**] commission rate and represent the Acerus Commission Payment under Section 7.1(a)(iii)(1). For clarity, the Aytu proportion of Product prescriptions equals the number of Product prescriptions written in that calendar quarter in the Aytu Sales Channel divided by the total Product prescriptions written in that same calendar quarter.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(iv)
The Product Net Revenue attributable to the Acerus Sales Channel under Section 7.1(a)(iii)(2) for a given calendar quarter, will equal (i) the product of Net Product Revenue multiplied by (ii) the proportion of Product prescriptions written in that calendar quarter in the Acerus Sales Channel. Such product will be multiplied by a [**] commission rate and represent the Acerus Commission Payment under Section 7.1(a)(iii)(2). For clarity, the Acerus proportion of Product prescriptions equals the number of Product prescriptions written in that calendar quarter in the Acerus Sales Channel divided by the total Product prescriptions written in that same calendar quarter.

(v)
The sum of Acerus Commission Payments under Section 7.1(c)(iii) and Section 7.1(c)(iv) will then be reduced by the Product Costs proportional to the prescriptions written in that calendar quarter in the Acerus Sales Channel and will represent the Commission Payment payable to Acerus under Section 7.1(a)(iii)(1) and Section 7.1(a)(iii)(2). For clarity, the Acerus proportion of Product prescriptions equals the number of Product prescriptions written in that calendar quarter in the Acerus Sales Channel divided by the total Product prescriptions written in that same calendar quarter.

(vi)
If it is unclear whether a particular prescription should be accounted for in the Acerus Sales Channel or the Aytu Sales Channel, the Net Revenue associated with such prescription shall be divided in accordance with the proportion of prescriptions between the two Sales Channels for such calendar quarter and any adjudications required for discrepancies shall be handled by the JCC.

(vii)
For purposes of this Section 7.1(c), the following shall apply:

(1)
For any Product sold that was purchased by Aytu under the 2016 Agreement at a price equal to Acerus COGS plus [**] (“Previously Purchased Product”), and then sold into the Aytu Sales Channel or the Acerus Sales Channel, Acerus will refund Aytu an aggregate amount equal to the [**] paid above Acerus COGS.

(2)
In order to determine the number of prescriptions to be applied in the calculations set forth in this Section 7.1, the Parties shall use the number of prescriptions as reported by the data sources listed in Schedule 7.1(c)(vii)(3), as such schedule may be amended from time to time by the JCC. If there are discrepancies between the data sources listed on Schedule 7.1(c)(vii)(3), such discrepancies shall be resolved or reconciled by the JCC.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(d) The example set forth on Schedule 7.1(d) illustrates this calculation.

(e) Notwithstanding the foregoing, if the Aytu Sales Channel generates Net Revenues of at least [**] in a half-calendar year (January 1-June 30 or July 1-December 31) during the Term and the Acerus Sales Channel generates Net Revenues of less than [**] in the same calendar half-year, Acerus shall pay a license fee to Aytu, within forty-five (45) days of the end of said calendar half-year, in an amount equal to the product of (i) [**] minus the actual annual Net Revenues generated by the Acerus Sales Channel in such calendar half-year and (ii) [**]; provided that at the end of the calendar year Aytu shall reimburse Acerus for such license fee if during that full calendar year the Acerus Sales Channel generates Net Revenues in excess of [**] in the same calendar year. If the relevant time period above starts other than on the first day of the calendar year, the foregoing shall be paid on a pro rata basis.

7.2 Supply Price of Product.

(a) Supply Price. The price for Product (except for supply of placebo dispensers, which shall be supplied in accordance with Section 5.1(a)(iii)) to be paid by Aytu shall be equal to Acerus COGS for the Product (calculated in United States Dollars using the applicable daily rate of exchange on the date of the invoice delivered in accordance with Section 7.2(b) upon delivery of applicable Product, as published in The Wall Street Journal, New York edition) (the “Supply Price”).

(b)  Payments.

(i)
Acerus shall invoice Aytu for all Product delivered to Aytu in accordance with Section 5.1(c)(iii) in an amount equal to Acerus COGS for such Product (calculated in United States dollars using the applicable daily rate of exchange on the date of the invoice delivered in accordance with Section 7.2(b), as published in The Wall Street Journal, New York edition) (on a per Unit basis, the “Invoiced Amount per Unit”). Aytu shall pay the amount of such invoice not later than thirty (30) days following Aytu’s receipt of such invoice; provided, however, that Aytu may contest any invoice or portion thereof, to the extent that it reasonably believes that the charges reflected therein are inappropriate or lack a clear basis (paying all charges that are appropriate). Once any such issue or concern is resolved, Aytu shall pay any remaining appropriate charges within thirty (30) days of the date that such resolution occurs.

(ii)
Not later than twenty-one (21) days after the end of each calendar quarter during the Term, Aytu shall provide Acerus with a report detailing Aytu’s reasonable estimate as of the date of such report for the Acerus Commission Payment due in respect of the Products supplied hereunder during the immediately preceding calendar quarter.

(iii)
Within forty-five (45) days after the end of each applicable calendar quarter, Aytu shall deliver a report setting out the amount of the Acerus Commission Payment due, setting forth in reasonable detail the calculation of such amount, signed by the Chief Financial Officer of Aytu certifying that all deductions are in accordance with GAAP and this Agreement. Payment of such Acerus Commission Payment due for such calendar quarter shall accompany delivery of such quarterly report.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

7.3 Payment Method. All payments due under this Agreement to Acerus shall be made by bank wire transfer in immediately available funds to an account designated by Acerus. All payments due under this Agreement to Aytu shall be made by bank wire transfer in immediately available funds to an account designated by Aytu.

7.4  Taxes. The Parties will each be solely responsible for their own compliance with governmental jurisdictional tax regimes, if applicable, to any transaction contemplated in this agreement. If Aytu determines that it is required by any Applicable Laws to withhold any taxes from any payment made by Acerus (an “Original Payment”) pursuant to this Agreement (“Withholding Taxes”), Aytu shall (a) withhold the required amount and pay it to the appropriate governmental authority; Aytu shall provide to Acerus such documentation as may be reasonably requested by Acerus, evidencing the payment of such Withholding Taxes to the appropriate governmental authority, and the calculation of the amount of such Withholding Taxes. The Parties will reasonably cooperate in completing and filing documents required under the provisions of any Applicable Laws in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment. Notwithstanding any of the foregoing, neither Party currently expects any Withholding Taxes to apply to the payments from Aytu to Acerus pursuant to this Agreement. In the event such Withholding Taxes apply in the future, the Parties agree to negotiate an amendment to this Agreement to structure the relationship in a way that does not trigger Withholding Taxes for Acerus and both Parties will collaborate in good faith to give effect to such an amendment.

7.5 Interest. If either Party fails to make any payment due under this Agreement within [**] of the date upon which such payment is due, then interest shall accrue on such payment on a daily basis from the date such payment was originally due at a rate equal to LIBOR (or a suitable replacement agreed by the Parties such as SOFR) (as published in The Wall Street Journal, New York edition) plus [**], or at the maximum rate permitted by Applicable Law, whichever is the lower, and such interest shall be paid when such payment is made.

7.6 Currency Exchange. All amounts referred to in this Agreement are expressed in, and all payments to Acerus hereunder will be payable in, U.S. Dollars.

7.7  Records.

(a) Retention.

(i)
Acerus Records

  After the A&R Closing Date, Acerus shall keep for at least three (3) years following the end of the calendar year to which they pertain complete records of all matters relating to (1) all development work on Product done by Acerus and, as may be further described in the Quality Agreement, (2) Manufacturing of Product (including as are necessary or useful in calculation of Acerus COGS for the Product) and (3) Commercialization activities performed by Acerus pursuant to Article 6. Such recordkeeping obligations shall survive any expiration or termination of this Agreement for the time period provided herein.

(ii)
Aytu Records

  Aytu shall keep for at least three (3) years following the end of the calendar year to which they pertain complete records of Net Revenue of Product in the Territory and Commercialization activities performed by Aytu pursuant to Article 6. Such record keeping obligation shall survive any expiration or termination of this Agreement for the time provided herein.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(b) Audit Right. Subject to the other terms of this Section 7.7, either Party (the “Requesting Party”) may audit the records of the other Party (the “Audited Party”). The records to be audited are records regarding Net Revenue (including, for greater certainty, the Supply Price applicable in respect of all Net Revenue) or each Party’s compliance with Article 6 of this Agreement (including detailed information relevant to the number of Sales Representatives engaged by or on behalf of the Party with respect to the Product and the Details completed thereby), and, with respect to Acerus, the Manufacturing of the Product. Such audit shall be conducted (i) after at least thirty (30) days prior written notice from the Requesting Party, (ii) at the facility(ies) where the applicable records are maintained, (iii) on Business Days during normal business hours and without disruption to operations of the Audited Party (to the extent reasonably practicable, such examination shall be completed within five (5) Business Days), and (iv) no more frequently than once in any calendar year and not more than once with respect to any particular records. The audit shall be conducted by (1) an internationally recognized independent certified public accounting firm selected by the Requesting Party and not objected to by the Audited Party (but not the accounting firm that conducts or has within the past three (3) years conducted the audit of such Requesting Party’s financial statements) or (2) in the case of an audit of Acerus’ development work on Product, professionals of Aytu’s choosing having the appropriate scientific and/or regulatory background and experience. The auditor will execute a written confidentiality agreement with the Audited Party that is substantially similar to the confidentiality provisions of Article 10 and limiting the disclosure and use of information obtained from such audit to authorized representatives of the Parties and the purposes germane to this Section 7.7. The auditor will disclose to the Requesting Party only the amount and accuracy of costs or payments, as applicable, reported and actually paid or otherwise payable under this Agreement. The auditor will send a copy of the report to both Parties at the same time. The Requesting Party shall be responsible for expenses for the audit, except that the Audited Party shall reimburse the Requesting Party up to [**] for such independent accountant documented services if the independent accountant determines that payments made by the Audited Party are less than [**] of the amount actually owed for the period of the audit and such determination is finally resolved in favor of the Requesting Party pursuant to Section 7.7(c) below if contested by the Audited Party. All inspections made hereunder shall be made no later than [**] after the records subject to the investigation were due, and all records not so audited within [**] will be deemed accurate and in accordance with the terms of this Agreement. The determination of the auditor shall be final and unappealable on the Parties absent obvious error.

(c) Underpayment or Overpaymen. If, as a result of any audit pursuant to Section 7.7(b), it is shown that the Audited Party’s payments to the Requesting Party under this Agreement with respect to the period of time audited were less than the amount that should have been paid pursuant to this Agreement, then the Audited Party shall, within thirty (30) days after the Requesting Party’s demand therefor, pay the Requesting Party the amount of such shortfall. If, as a result of any audit pursuant to Section 7.7(b), it is shown that the Audited Party’s payments to the Requesting Party under this Agreement with respect to the period of time audited exceeded the amount that should have been paid pursuant to this Agreement, then the Requesting Party shall, within thirty (30) days after the Audited Party’s demand therefor, pay the Audited Party the amount of such excess.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

7.8 No Right of Setoff. Neither Party shall have the right to set off any amount owing to it by the other Party against any amount payable by it to the other Party under this Agreement or otherwise.

Article 8

LICENSE RIGHTS AND LIMITATIONS, RESTRICTIONS AND OWNERSHIP

8.1 License to Aytu. Subject to the terms and conditions of this Agreement, Acerus hereby grants to Aytu, commencing on the A&R Closing Date and for the duration of the Term, a royalty-free, exclusive (including with respect to Acerus except as to Acerus’ performance of its obligations under this Agreement) license (with the right to sublicense solely in accordance with Section 8.7), under the Acerus Intellectual Property, to develop (to the extent required for Aytu fulfill its obligations hereunder), use, offer for sale, sell, import, market and Promote Product in the Territory.

8.2 Grant Back License. Subject to the terms and conditions of this Agreement, Aytu hereby grants to Acerus, commencing on the A&R Closing Date and for the duration of the Term, a royalty-free, exclusive license (with the right to sublicense solely in accordance with Section 8.7) to Promote the Product in the Acerus Sales Channel in the Territory. Aytu shall retain the right to Promote and distribute the Product on an exclusive basis in the Aytu Sales Channel and to be the exclusive seller of the Product to all wholesalers, pharmacies, and other customers that receive direct shipments of Product for the Term set forth in this Agreement.

8.3 Pharmacy Promotion. Both Parties shall have the right to Promote the Product to pharmacies, in the manner set forth herein.

8.4 Acerus Trademarks.

(a) Grant of License

. Subject to the terms and conditions of this Agreement, Acerus hereby grants to Aytu, commencing on the A&R Closing Date and for the duration of the Term, an exclusive, royalty-free license (with the right to sublicense in accordance with Section 8.7) to use the Acerus Trademarks solely in connection with Commercialization of the Product in the Territory, in accordance with the terms of the license granted in Section 8.1. Aytu may use the Acerus Trademarks on Product subject in all respects to all Applicable Laws and Regulatory Requirements.

(b) Use of Trademark. Aytu shall comply with all Applicable Laws pertaining to the proper use and designation of the Acerus Trademarks. Additionally, Aytu shall use Commercially Reasonable Efforts to:

(i)
ensure that, when required, the Acerus Trademarks are accompanied by words accurately describing the nature of the goods or services to which it relates and that the Acerus Trademarks are displayed in accordance with such branding guidelines as Acerus may provide from time to time;

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(ii)
to the extent reasonably practicable after receipt of a written request from Acerus, comply with the reasonable requirements of Acerus as to the form, manner, scale and context of use of the Acerus Trademarks;

(iii)
display the proper form of trademark and service mark notice associated with the Acerus Trademark in accordance with instructions received from Acerus;

(iv)
include, on any item which bears the Acerus Trademarks, a statement identifying Acerus as the owner of the Acerus Trademark and stating that Aytu is an authorized licensee and user of the Acerus Trademark;

(v)
not conduct, without the written consent of Acerus, the whole or any part of its business under a business name or trading style which incorporates any of the Acerus Trademarks; and

(vi)
neither use nor display any of the Acerus Trademarks in such relation to any other mark or marks owned by any Third Party, Aytu or an Affiliate of Aytu as to suggest that the multiple marks constitute a single or composite trademark, service mark, or are under the same proprietorship.

(c) Additional Trademark Terms

. Aytu shall not take any action inconsistent with Acerus’ ownership of the Acerus Trademarks. Any benefits (including good will) accruing from Aytu’s use of the Acerus Trademarks shall automatically vest in Acerus. Aytu shall not form any combination trademarks or trade names with the Acerus Trademarks. Aytu shall grant Acerus reasonable access to Aytu’s records pertaining to packaging and promotional activities, packaging and Promotional Materials for the purpose of inspecting Aytu’s use of the Acerus Trademarks.

8.5 Ownership of Materials.

(a) As between the Parties, Acerus shall own all right, title and interest in and to the Promotional Materials, Training Materials, advertising and labeling for the Product, in each case including all content contained therein and all applicable copyrights and trademark rights (but excluding any trademark or other rights in Aytu House Marks). To the extent Aytu (or any of its Affiliates or other agents) obtains or otherwise has a claim to the Promotional Materials, Training Materials, advertising and labeling for the Product, Aytu shall assign, and hereby does assign, to Acerus (or its designated Affiliate) all of Aytu’s (and its Affiliate’s and other agent’s) right, title and interest in and to such Promotional Materials, Training Materials, advertising and labeling for the Product, and all content therein (excluding, in each case, any rights in Aytu House Marks). Acerus hereby grants to Aytu an exclusive (other than with respect to Acerus or any of its Permitted Sublicensees or Subcontractors), royalty-free license to use the Promotional Materials, Training Materials, advertising and labeling for the Product and under all copyrights that cover the Promotional Materials, Training Materials, advertising and labeling for the Product, solely as necessary to Promote and otherwise Commercialize the Product in the Aytu Sales Channel in the Territory, in each case in accordance with this Agreement, including the quality control and usage restrictions set forth in this Agreement. Other than in accordance with Section 8.7, such license shall be non-transferable and non-sublicensable. Any such license shall automatically and immediately terminate upon the expiration or earlier termination of this Agreement for any reason.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(b) Aytu hereby grants to Acerus the non-exclusive right to use the Aytu House Marks exclusively in connection with the Promotional Materials, Training Materials, advertising and labeling for the Product in the Acerus Sales Channel during the Term, to the extent consistent with this Agreement. Such non-exclusive right shall automatically and immediately terminate upon the expiration or earlier termination of this Agreement for any reason and shall be non-transferable and non-sublicensable.

8.6 Negative Covenants.

(a) Aytu hereby covenants that it shall not (i) use or practice, nor shall it cause or permit any of its Affiliates, licensees or Permitted Sublicensees to use or practice, directly or indirectly, any Acerus Intellectual Property or Acerus Trademarks for any other purposes other than those expressly permitted by this Agreement or (ii) develop, conceive or reduce to practice any intellectual property rights (including Know-How) that reads on to or is incorporated into the Product, and if any such intellectual property rights are developed, Aytu shall promptly assign (or cause its Affiliates and applicable personnel to assign) to Acerus all right, title and interest in and to such intellectual property rights.

(b) Acerus hereby covenants that it shall not use or practice, nor shall it cause or permit any of its Affiliates, licensees or Permitted Sublicensees to use or practice, directly or indirectly, any Aytu House Marks for any other purposes other than those expressly permitted by this Agreement.

8.7 Sublicensing; Subcontracting.

(a) Neither Party may assign or sublicense its rights or obligations under this Agreement (other than for a Party’s potential use of a Third Party contract commercial organization as described in Section 8.7(b) below) to another pharmaceutical/biotechnology company without the prior written consent of the other Party.

(b) Subject in all respects to the restrictions contained in Section 8.7(a) above, each Party shall have the right to subcontract to Affiliates and Third Parties (“Subcontractors”) its responsibilities under this Agreement, without obtaining the consent of the other Party; provided that the applicable Party shall at all times remain responsible for the activities of its Subcontractors. Each Party may engage independent sales representatives and contract sales organizations to perform its activities under the Commercialization Plan without the prior written consent of the other Party.

(c) Each Party shall enter into agreements with its Subcontractors that contain confidentiality terms at least as strict as those set forth in Article 10 hereof.

8.8 Neither Party grants (or agrees to grant) to the other Party any right or license to use any of its intellectual property, Know-How or other proprietary information, materials or technology, or to practice any of its patent, trademark, or trade dress rights, except as expressly set forth in this Agreement.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

Article 9

INTELLECTUAL PROPERTY

9.1 Background Intellectual Property. Except as expressly set forth herein, as between the Parties, each Party is and shall remain the owner of or shall retain control over all intellectual property, including without limitation, patents, patent applications, Know-How, trade secrets, trademarks, copyrights and Confidential Information that it owns or controls as of the A&R Closing Date or that it develops or acquires thereafter pursuant to activities independent of this Agreement (“Background Intellectual Property”). No rights in any such Background Intellectual Property are transferred to the other Party unless expressly provided for herein.

9.2 Pulsatile Dosing Patent Family.

(a) Assignment. Aytu hereby assigns all right, title and interest owned by Aytu in the Pulsatile Dosing Patent Family to Acerus, and Aytu agrees to cooperate with Acerus in obtaining and sustaining of rights in the Pulsatile Dosing Patent Family, and in confirming Acerus’ ownership thereof, but at the expense of Acerus, including by delivery of executed assignments pursuant to Section 2.5(d)(ii)(1).

(b) Use of Rights in the Pulsatile Dosing Patent Family.

(i)
Territory/Nasal Gel Drug Delivery Technology. Rights in the Pulsatile Dosing Patent Family in nasal gel drug delivery technology in the Territory shall be Acerus Intellectual Property. If Acerus decides to abandon any rights in the Pulsatile Dosing Patent Family in nasal gel drug delivery technology in the Territory, Acerus will notify Aytu and provide Aytu the right to prosecute and maintain any such rights.

(ii)
Territory/non-Nasal Gel Drug Delivery Technology. Neither party will use, license, or abandon rights in the Pulsatile Dosing Patent Family in non-nasal gel drug delivery technology in the Territory without the prior written consent of the other party, which consent shall not be unreasonably withheld. Neither Party will develop a Competing Product using rights in the Pulsatile Dosing Patent Family in non-nasal gel drug delivery technology in the Territory.

(iii)
Ex-Territory/Nasal Gel Drug Delivery Technology. Rights in the Pulsatile Dosing Patent Family in nasal gel drug delivery technology outside the Territory shall be used solely at the discretion of Acerus and Aytu will have no right in or to use such rights.

(iv)
Ex-Territory/non-Nasal Gel Drug Delivery Technology. Neither party will use, license, or abandon rights in the Pulsatile Dosing Patent Family in non-nasal gel drug delivery technology outside the Territory without the prior written consent of the other party, which consent shall not be unreasonably withheld. Aytu shall not develop a Competing Product using rights in the Pulsatile Dosing Patent Family in non-nasal gel drug delivery technology outside the Territory.

(c)  [**].

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

9.3 Patent Prosecution and Maintenance. Except as provided below, Acerus shall have the sole right and obligation to prosecute and maintain the Acerus Patents in the Territory, to the extent it has the rights to do so. On the reasonable request of Acerus, Aytu shall cooperate, in all reasonable ways, in connection with the prosecution of the Acerus Patents. Should Acerus decide that it is no longer interested in maintaining or prosecuting a particular Acerus Patent in the Territory in respect of which it has the rights to so maintain and prosecute, Aytu may assume such prosecution and maintenance in the Territory at its sole expense. If Aytu assumes prosecution or maintenance of any Acerus Patent in respect of which Acerus has the right to prosecute or maintain pursuant to the immediately preceding sentence, then: (a) Acerus shall not so abandon or fail to prosecute or maintain such Patent if Aytu advises Acerus within ten (10) Business Days of notice of Acerus’ intention to abandon or not prosecute or maintain the applicable Acerus Patent, that Aytu desires to assume prosecution or maintenance of the applicable Acerus Patent in Acerus’ name at Aytu’s expense, in which case Aytu shall have the right, but not the obligation to do so (and, for greater certainty, Acerus shall be under no obligation to assign the applicable Acerus Patent to Aytu), (b) to the extent that Aytu so assumes prosecution or maintenance of such Patent and to the extent required or useful for Aytu to initiate or maintain a lawsuit or dispute with respect thereto, Acerus agrees (at Aytu’s cost and expense for Acerus’ reasonable out of pocket costs and expenses agreed to in advance by Aytu) to (i) be named as a party to any lawsuit or other dispute with any Person regarding such Patent, (ii) exercise on behalf of Aytu Acerus’ rights under any applicable agreement regarding the applicable Patent, and (c) it shall not exercise any rights in relation to (including any rights to assert or defend) such Patent without Aytu’s prior written consent, such consent to be granted or withheld in Aytu’s sole discretion. Aytu shall list Acerus Patents applicable to Product on the packaging therefor, subject in all respects to all applicable laws and Regulatory Requirements.

9.4
Patent Assignments. Within [**] of the A&R Signing Date (or such other time as the Parties may agree), for each patent and patent application that is part of the Acerus Patents, Acerus shall execute and record at the United States Patent and Trademark Office or use commercially reasonable efforts to cause its Affiliates or licensors to execute and record as required, all assignments and other documents relating to ownership and use interests such as license agreements, to evidence the complete change of title from the inventors to the current assignee and Acerus’ exclusive rights licensed from the current assignee. For avoidance of doubt, Acerus shall ensure, at a minimum, that assignments of all patents listed in the Orange Book for NATESTO® and all patents and patent applications listed in Schedule 1.8 of the 2016 Agreement, including those that are continuations-in-part of the Patent Application No. 10/772,964, are executed and recorded at the United States Patent and Trademark Office.

9.5
Infringement by Third Parties
.

(a) Each of Aytu and Acerus shall promptly notify the other Party in writing of any alleged or threatened infringement of any Acerus Patent or the Acerus Trademarks by a Third Party product, of which the Party becomes aware.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(b)           Acerus shall have the sole right, on behalf of itself and in its name, to bring and control any action or proceeding with respect to any alleged or threatened infringement of an Acerus Patent pertaining to Product in the Territory. If Acerus declines to initiate any action or proceeding against an infringer of an Acerus Patent pertaining to Product in the Territory within ninety days of becoming aware of any alleged or threatened infringement, Aytu will have the right, but not the obligation, to bring and control any action or proceeding with respect to such alleged or threatened infringement of an Acerus Patent pertaining to Product in the Territory.

(c)           For any action or proceeding brought by Acerus or Aytu under this Section 9.5, the other party shall cooperate reasonably in any such effort, all at the initiating Party’s expense, and the Parties shall reasonably cooperate to address new facts or circumstances that come to light during the course of any such action or proceeding that may affect the need for one Party or the other to participate in such action. Both Parties agree to be joined as a party plaintiff, at the initiating Party’s expense, in any such action if needed for the initiating Party to bring or continue an infringement action hereunder. The non-initiating Party shall, at its own expense and with its own counsel, have the right to advise and provide comments with respect to any action brought under this Section 9.5.

(d)           Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery realized as a result of any litigation under this Section 9.5 (including, for greater certainty, the proceeds of any settlement relating to such litigation), after reimbursement of any litigation expenses of Aytu and Acerus, as applicable, shall be retained by Acerus for purposes of this Agreement, except that to the extent any recovery is based on lost sales or revenue, Aytu shall be entitled to receive a percentage of any such recovery realized by Acerus based on the proportion of such lost sales or revenue applicable to the Aytu Sales Channel, as determined in good faith by agreement of the Parties, after reimbursement of each of the Parties’ related litigation expenses.

9.6           Third Party Claims for Infringement or Misappropriation. Each Party shall promptly notify the other in writing of any potential or actual allegation, claim or suit that the Manufacture, use or sale of Product or any component thereof, or any other activities that are undertaken pursuant to this Agreement, infringes or misappropriates a Third Party’s patent or other proprietary rights. Acerus shall be solely responsible for any royalties and other amounts payable for or under any and all Third Party licenses with respect to any Third Party patent or other proprietary rights if such Third Party rights are infringed by the Manufacture, importation, sale, or use of Product in the Territory or the marketing or Promotion of the Product in the Acerus Sales Channel, except that Acerus shall not be liable for any such Third Party licenses entered into by Aytu without Acerus’ consent, with such consent not to be unreasonably withheld, delayed or conditioned. Aytu shall be solely responsible for any royalties and other amounts payable for or under any and all Third Party licenses with respect to any Third Party patent or other proprietary rights if such Third Party rights are infringed by the marketing or Promotion of the Product in the Aytu Sales Channel.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

Article 10

CONFIDENTIALITY

10.1 Definition of Confidential Information. During the Term, either Party (the “Disclosing Party”) may from time to time furnish the other Party (the “Receiving Party”) with scientific, technical, trade or business information or materials which are treated by the Disclosing Party as confidential or proprietary, including, without limitation, information and materials related to, Product, processes, formulae, procedures, tests, equipment, data, batch records, reports, know-how, sources of supply, patent positioning, relationships with consultants and employees, business plans and business developments, and information concerning the existence, scope or activities of any research, design, development, Manufacturing, marketing or other projects. All such disclosed information shall be referred to herein as “Confidential Information” if it is provided in writing and is designated or otherwise identified as “Confidential” at the time of disclosure, or if it is first provided orally, visually, or by inspection and is identified as “Confidential” at the time of disclosure. Notwithstanding the foregoing, Confidential Information shall also include such information or materials that would or should reasonably be identified or understood by the Receiving Party to be the confidential or proprietary information of the Disclosing Party, even if they are not so identified as described in the previous sentence. “Acerus Confidential Information” means any and all Confidential Information for which Acerus is the Disclosing Party and Aytu the Receiving Party hereunder. “Aytu Confidential Information” means any and all Confidential Information for which Aytu is the Disclosing Party and Acerus the Receiving Party hereunder.

10.2  Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that for the Term and for seven (7) years thereafter, the Receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose any Confidential Information furnished to it by the Disclosing Party pursuant to this Agreement.

10.3 Exclusions. Notwithstanding anything herein to the contrary, the obligations of confidentiality and nonuse under this Article 10 applicable to Confidential Information hereunder shall not apply to information that:

(a) at the time of disclosure, is known publicly or thereafter becomes known publicly through no fault of the Receiving Party, its Affiliates or agents;

(b) is disclosed to the Receiving Party on a non-confidential basis by a Third Party that is not subject to any confidentiality obligations to the Disclosing Party with respect to such information;

(c) was developed by the Receiving Party independently of information obtained from the Disclosing Party, as shown by the Receiving Party’s prior written records;

(d) was already known to the Receiving Party before receipt from the Disclosing Party, as shown by the Receiving Party’s prior written records; or

(e) is released with the prior written consent of the Disclosing Party (subject to the terms and conditions, if any, set out in the applicable consent).

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

10.4 Permitted Disclosures.

(a) Notwithstanding the foregoing, each Receiving Party may disclose the Disclosing Party’s Confidential Information (i) to the Receiving Party’s employees, consultants (including, for greater certainty, financial advisors), Affiliates, agents, contractors, licensees or Permitted Sublicensees who are bound by obligations relating to confidentiality at least as restrictive of those contained herein and who have a need to know such information in connection with the Receiving Party’s performance of its obligations or practice of its rights under this Agreement, (ii) to Regulatory Authorities in connection with any Regulatory Submissions required for development of Product or in compliance with Regulatory Requirements, including, without limitation, any requirements under or pursuant to the Food and Drug Administration Amendments Act of 2007, or (iii) pursuant to Sections 10.5 and 10.6. The foregoing shall not preclude either Party from issuing a press release regarding a regulatory filing (including where not mandatory or required) or its general condition, operations and activities; provided that the issuing Party promptly notifies the other Party prior to disclosing such Confidential Information.

(b) Notwithstanding anything to the contrary herein, Aytu acknowledges and agrees that Acerus shall have the sole right to participate in and produce scientific presentations or publish scientific publications in the Territory with respect to pre-clinical and clinical development of the Product (including results and observations observed during any such pre-clinical and clinical development, and including any such development work associated with the twice-daily dosing of the Product). Prior to any such proposed presentation or publication, Acerus shall, as soon as reasonably practicable prior to the presentation or publication date, as the case may be, provide the Aytu with the text of the applicable presentation or publication.

10.5 Terms of Agreement. The Parties agree that the terms of this Agreement will be considered Confidential Information of both Parties. Subject to Section 10.6 below, no Party shall, without the prior written consent of the other Party, disclose in any manner to any Third Party the terms and conditions of this Agreement, except for terms or subject matter which has been the subject of prior public disclosure or has been mutually approved for such disclosure and except as set forth below. Each Party acknowledges that the other Party may be legally required to file this Agreement as an exhibit to its filings with the U.S. Securities and Exchange Commission. In addition: (a) either Party may disclose such terms as are required to be disclosed in its publicly-filed financial statements or other public statements, pursuant to Applicable Laws and Stock Exchange rules (e.g., the rules of the U.S. Securities and Exchange Commission, Canadian securities administrators, NASDAQ, Toronto Stock Exchange, NYSE, OTC Markets or any other Stock Exchange on which securities issued by either Party may be listed (each, a “Stock Exchange”)); provided, such Party shall provide the other Party with a copy of the proposed text of such statements or disclosure (including any exhibits containing this Agreement) sufficiently in advance of the scheduled release or publication thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text (including redacted versions of this Agreement), (b) either Party shall have the further right to disclose the material financial terms of this Agreement under a confidentiality obligation no less protective than those set forth in this Agreement, to any potential licensee, sublicensee, acquirer, merger partner or potential providers of financing and their advisors or, in the case of Acerus, to the owner of any Acerus Patents Controlled by Acerus, (c) Aytu shall have the right to disclose information regarding the development or Commercialization status of Product in the Territory to the extent such disclosure is deemed reasonably necessary or desirable by Aytu, and (d) Acerus and Aytu shall have the right to disclose information regarding the development or Commercialization status of Product in the Territory to the extent such disclosure by Acerus or Aytu, as applicable, is required by Applicable Laws or Stock Exchange rules.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

10.6 Mandatory Disclosure.

(a) Notification and Consultation

. In the event that the Receiving Party is required by applicable law, including without limitation disclosure obligations imposed under federal securities laws, or by court order or judicial or administrative process to disclose any part of the Disclosing Party’s Confidential Information (including material terms or conditions of this Agreement), the Receiving Party shall (i) promptly notify the Disclosing Party of each such requirement and identify the documents so required thereby, so that the Disclosing Party may seek or request the Receiving Party to seek an appropriate protective order, confidential treatment or other remedy and/or waive compliance by the Receiving Party with the provisions of this Agreement and (ii) consult with the Disclosing Party on the advisability of taking legally available steps to resist or narrow the scope of such requirement.

(b) Limited Disclosure. If, in the absence of such a protective order, confidential treatment request, other remedy or waiver by the Disclosing Party, the Receiving Party is nonetheless required to disclose any part of the Disclosing Party’s Confidential Information or any material terms or conditions of this Agreement, the Receiving Party may disclose such Confidential Information or material terms or conditions without liability under this Agreement, except that the Receiving Party shall furnish only that portion of the Confidential Information or material terms or conditions that is legally required.

Article 11

PUBLIC ANNOUNCEMENTS; USE OF NAMES; PUBLICATIONS

11.1 Public Announcements. The Parties agree that each Party’s public announcement of the execution of this Agreement shall be approved by the other Party, with such approval not to be unreasonably withheld, conditioned, or delayed, and the Parties will cooperate in drafting their respective press releases therefor as soon as practicable after the signature of this Agreement by the Parties. Neither Party shall make any other statement to the public regarding the execution and/or any other aspect of the subject matter of this Agreement, except: (i) where a Party reasonably believes disclosure is required under Applicable Laws, and (ii) either Party may use the text of a statement previously approved by the other Party. This provision shall not apply to the matters covered by Sections 10.5, 10.6 or 11.2.

11.2 Use of Names and Logos. Acerus shall not make use of the name of Aytu or any of its Affiliates in any advertising or Promotional Material, or otherwise, without the prior written consent of Aytu except pursuant to Section 6.6 (Promotional Materials), Section 8.5(b) (Ownership of Materials) or Section 11.1 (Public Announcement). Except as provided in Section 6.6 (Promotional Materials), Section 8.4 (Acerus Trademarks License), Section 10.4 (Permitted Disclosures) or 11.1 (Public Announcement), Aytu shall not make use of the name of Acerus or any of its Affiliates in any advertising or Promotional Material, or otherwise, without the prior written consent of Acerus. Notwithstanding the foregoing, either Party may use the name of the other Party or its Affiliates in the context of mentioning the existence of this Agreement in advertising or Promotional Materials or other materials required to be filed in accordance with applicable securities laws; provided that, to the extent practicable, prior to any disclosures to the Securities and Exchange Commission or the applicable Stock Exchange in connection herewith, the Disclosing Party shall provide the other Party with advance notice.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

Article 12

REPRESENTATIONS, WARRANTIES AND COVENANTS

12.1 Mutual Representations and Warranties of Acerus and Aytu. Each of Acerus and Aytu hereby represents and warrants to the other Party as of the A&R Signing Date and as of the A&R Closing Date, except to the extent such representations, warranties and covenants are specifically made as of a particular date (in which case such Party makes the representations, warranties and covenants as of such particular date) as follows:

(a) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable. It has the requisite corporate power and authority to conduct its business as presently being conducted and as proposed to be conducted by it.

(b) It has the requisite corporate power and authority to enter into this Agreement and to perform the services contemplated hereunder. All corporate actions on its part, necessary for (i) the authorization, execution, delivery and performance by it of this Agreement, and (ii) the consummation of the transactions contemplated hereby, have been duly taken.

(c) Assuming the due authorization, execution and delivery by the other Party, this Agreement is its legally valid and binding obligation, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court or other tribunal before which any proceeding may be brought).

(d) There is no contractual restriction or obligation binding on either Party which would be materially contravened by execution and delivery of this Agreement or by the performance or observance of its terms.

(e) Each Party has and will continue to have written contracts with all Third Parties (including employees and Subcontractors) performing services on its behalf under this Agreement where such services are intended to create inventions that assign to such Party all inventions and rights therein.

(f) to each Party’s knowledge, no representation or warranty made by it in this Agreement, nor any statement contained in any schedule hereto furnished by it, contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein or therein not misleading.

(g) Neither Party, nor any of its Affiliates, nor any of their respective officers, employees, agents, representatives or other Persons used in the performance of its obligations under this Agreement has been debarred or suspended under 21 U.S.C. §335(a) or (b), excluded from a federal health care program, debarred from federal contracting, or convicted of or pled nolo contendere to any felony, or to any federal or state legal violation (including misdemeanors) relating to prescription drug products or fraud (“Debarred/Excluded”).

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

12.2 Product Warranties of Acerus. Acerus hereby warrants to Aytu with respect to the Manufacturing of the Product:

(a) It will ensure that all Product supplied to Aytu will conform to Specifications and be Manufactured and tested in compliance with this Agreement, the Specifications, the Quality Agreement and Applicable Laws, including all Regulatory Requirements.

(b) It will, and will use Commercially Reasonable Efforts to cause its Third Party suppliers to, ensure that all Product Manufactured by or on behalf of Acerus and sold to Aytu pursuant to this Agreement will at the time of delivery to the common carrier for such Product (i) meet the Specifications and (ii) not be misbranded or adulterated within the meaning of the FD&C Act.

(c) All Product delivered to Aytu pursuant to this Agreement will, at the time of such delivery, be free and clear of all liens, security interests and other encumbrances.

Acerus’ obligations provided in Section 5.1(d) and 13.2 shall be the sole and exclusive remedies available to Aytu with respect to Product that fails to meet the warranties set forth in this Section 12.2.

12.3 Additional Representations and Warranties of Acerus. Acerus hereby further represents and warrants to Aytu as of the A&R Signing Date and as of the A&R Closing Date, except to the extent such representations, warranties and covenants are specifically made as of a particular date (in which case Acerus makes the representations, warranties and covenants as of such particular date) as follows:

(a) Acerus shall be the sole and exclusive owner of, or shall have exclusive rights to, all of the Acerus Intellectual Property in existence on the A&R Closing Date, and the Acerus Patents are in full force and effect and have been maintained to date. Acerus has the exclusive right to grant the rights granted under this Agreement commencing on the A&R Closing Date. Acerus has not received any claims or notice of any challenges from any Third Party disputing the validity and enforceability of the issued Acerus Patents in existence on the A&R Closing Date.

(b) There is no pending or, to the knowledge of Acerus, threatened claim, interference, opposition or demand of any Third Party challenging the ownership, validity or scope of any Acerus Intellectual Property or Acerus Trademarks in existence as of the A&R Closing Date.

(c) Acerus has not been served with any action or proceeding nor, to the knowledge of Acerus, is there any threat of an action or proceeding nor, so far as Acerus is aware, is there any event or state of facts, in each case that could materially and adversely affect the rights granted to Aytu herein.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(d) Except as set forth on Schedule 12.3, Acerus has not granted to any Third Party any rights with respect to the Acerus Trademarks. The Acerus Trademarks are in full force and effect, are subsisting and valid, and have been maintained to date, and are not subject to any opposition proceedings. Its use or its Affiliates’ use of the Acerus Trademarks does not infringe, misappropriate, or otherwise violate any rights of any person and, to the knowledge of Acerus, no Person is infringing, misappropriating or otherwise violating the Acerus Trademarks.

(e) Acerus has not received any Form 483 observations, warning letters or other communications from a Regulatory Authority which would reasonably be expected to adversely impact the Manufacture of Product.

(f) Acerus now has in effect and shall maintain in good standing for the period set forth in Section 13.5 the insurance described in Section 13.5.

(g) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority, or any Third Party, on the part of Acerus or any Affiliate thereof is required in connection with the execution, delivery and performance of this Agreement.

(h) No research or development of the Acerus Intellectual Property, manufacture of Products or research leading to the inventions covered by the Acerus Intellectual Property was supported in whole or part by funding or grants by any governmental agency or philanthropic or charitable organization.

(i) Acerus and its Affiliates have taken all reasonable actions necessary or appropriate to preserve the confidentiality of all trade secrets, proprietary and other Confidential Information material to Products and Acerus Intellectual Property.

(j) Except as set out in Schedule 12.3, the Acerus Intellectual Property and Acerus Trademarks are wholly owned by or licensed to Acerus, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or similar agreements, or any other obligation as at the A&R Closing Date.

(k) Neither Acerus nor any Affiliate thereof is aware of any Third-Party activities which would constitute misappropriation or infringement of any Acerus Intellectual Property.

12.4 Additional Representations and Warranties of Aytu. Aytu hereby further represents and warrants to Acerus as of the A&R Signing Date and as of the A&R Closing Date, except to the extent such representations, warranties and covenants are specifically made as of a particular date (in which case Aytu makes the representations, warranties and covenants as of such particular date) as follows:

(a) Except as would not reasonably be expected to have a material adverse effect on the Promotion of the Products in the Territory (i) to Aytu’s knowledge, it and its Affiliates have Promoted the Product and promoted its other products in the Territory in compliance with Applicable Laws in all material respects, (ii) to Aytu’s knowledge, as of the A&R Closing Date, neither it nor any of its Affiliates (A) is being investigated, and there are no ongoing investigations, by any Regulatory Authority or other government authority in the Territory specifically or primarily relating to the Promotion of any product (including the Product) in the Territory, nor (B) has it or any of its Affiliates received written notice that any Regulatory Authority or other government authority in the Territory intends to conduct any such investigation, and (iii) neither it nor any of its Affiliates (x) is a party or the subject of any action, suit or other proceeding that is pending as of the A&R Closing Date or was pending or filed at any time during the two (2) year period prior to the A&R Closing Date, that alleges that it or any of its Affiliates have violated any Applicable Laws in the Territory in connection with the Promotion of any product in the Territory, nor (y) has it or any of its Affiliates received any threats in writing of any such action, suit or other proceeding as of the A&R Closing Date or at any time during the two (2) year period prior to the A&R Closing Date.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

(b) It has not paid, offered or promised to pay, or authorized the payment directly or indirectly of any moneys or anything of value to (i) any government official or employee, or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of the government to obtain or retain business or direct business to any person, in each case with respect to the Product; or (ii) any Healthcare Provider or payor if any one purpose is to encourage, influence or reward the prescribing or purchasing of the Product or recommending the prescribing or purchasing of the Product, except in either case, as permitted by Applicable Laws (such as payments under applicable safe-harbor provisions).

(c) There is no action, suit, proceeding or investigation pending or, to its knowledge, threatened before any court or administrative agency against Aytu or its Affiliates which could, if there were an unfavorable decision, directly or indirectly, reasonably be expected to materially adversely affect its ability to perform its obligations hereunder.

12.5 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

12.6  Non-Solicitation. Except for any mutually agreed transfer of qualified Aytu personnel to Acerus, during the Term and for a period of [**] thereafter, neither Party nor its Affiliates shall actively recruit or solicit any of the other Party’s sales force or other personnel who perform marketing and promotional activities for the Product without the prior written consent of the other Party; provided that each Party and its Affiliates shall be permitted to engage in general recruitment through advertisements or recruiting through head hunters so long as employees and personnel of the other Party are not specifically targeted.

12.7  Non-Competition. During the Term and for a period of [**] thereafter:

(a) Acerus shall not, directly or indirectly, develop, offer for sale, commercialize, research for the purpose of commercializing, sell, market or promote any Competing Product in the Territory (including any product that is substitutable at the retail pharmacy level for the Product); provided, that if Acerus elects during the Term to develop, offer for sale, commercialize, research for the purpose of commercializing, sell, market or promote any Next Generation Product in the Territory, such Next Generation Product, upon receipt of Regulatory Approval in the Territory, will be deemed to be the “Product” hereunder for the remainder of the Term of this Agreement; and

(b) Aytu shall not, directly or indirectly, develop, offer for sale, commercialize, research for the purpose of commercializing, sell, market or promote any Competing Product in the Territory (including any product that is substitutable at the retail pharmacy level for the Product);

provided, however, that the foregoing restrictions with respect to a Party shall not apply to any Competing Products that are being researched, developed, manufactured or commercialized by a Third Party (or any Affiliate of such Third Party that was an Affiliate prior to the consummation of such acquisition) at the time such Third Party acquires more than [**] of the issued and outstanding capital stock of such Party or all or substantially all of the assets of such Party.

The Parties hereby acknowledge and agree that any material breach of this Section 12.7 shall constitute a material breach of this Agreement, entitling the nonbreaching Party to terminate this Agreement in accordance with Section 14.2(b), subject to any cure period set forth therein.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

12.8 Covenants of the Parties.

(a) Each Party will at all times during the Term comply with all Applicable Laws in performing its obligations under this Agreement.

(b) Each Party has adopted and will at all times during the Term maintain a corporate compliance program that is intended to assist each Party to be in compliance with Applicable Laws, standards and guidelines relevant to its business, addressing: (i) label Promotion; (ii) fraud and abuse; (iii) a code of conduct and other applicable policies and procedures; (iv) training on the code of conduct, policies and procedures; (v) an auditing and monitoring function, and (vi) designation of a compliance officer.

(c) Each Party shall promptly notify the other Party if it becomes aware that it, any of its Affiliates, or any officer, employee, agent, representative or other Person who is performing any activities under this Agreement is or becomes Debarred/Excluded;

Article 13
INDEMNIFICATION

13.1 Indemnification by Aytu. Subject to Sections 13.3 and 13.4, Aytu shall indemnify, defend and hold Acerus, its Affiliates, and their respective directors, officers, employees consultants, contractors, licensees, sublicensees and agents (collectively, the “Acerus Indemnitees”) harmless from and against any and all claims, suits, proceedings or causes of action (including, without limitation, in connection with any claim of property damage, bodily injury or death) (“Claims”) brought by a Third Party against such Acerus Indemnitee, including any damages or other amounts payable to such Third Party, as well as any reasonable attorneys’ fees and costs of litigation incurred as to any such Claim until the indemnifying Party has acknowledged that it will provide indemnification hereunder with respect to such Claim as provided below (collectively, “Damages”), in each case resulting from or based on: (a) any Promotion, sale, use, importation, storage, handling, distribution or offer for sale or sale of Product by Aytu or any of its Affiliates, licensees or sublicensees (whether under the 2016 Agreement or this Agreement), (b) Aytu’s breach of this Agreement or the 2016 Agreement; (c) the gross negligence or willful misconduct of, or violation of Applicable Law by Aytu, its Affiliates, licensees or sublicensees, or their respective employees, contractors or agents in the performance of this Agreement or the 2016 Agreement; and/or (d) breach of a contractual or fiduciary obligation owed by Aytu to a Third Party (including without limitation misappropriation of trade secrets). The foregoing indemnity obligation shall not apply to the extent such Claims or Damages result from any matter for which Acerus is required to indemnify Aytu pursuant to this Agreement.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

13.2 Indemnification by Acerus. Subject to Sections 13.3 and 13.4, Acerus shall indemnify, defend and hold Aytu, its Affiliates, and their respective directors, officers, employees consultants, contractors, licensees, sublicensees and agents (collectively, the “Aytu Indemnitees”) harmless from and against any and all Claims brought by a Third Party against such Aytu Indemnitee, including any Damages resulting therefrom, in each case to the extent resulting from or based on: (a) any development work (including pre-clinical, clinical, manufacturing, or quality-related) done by Acerus for Product; (b) Acerus’ breach of this Agreement or the 2016 Agreement; (c) the negligence or willful misconduct of, or violation of Applicable Law by, Acerus, its Affiliates, licensees or sublicensees, or their respective employees, contractors or agents in the performance of this Agreement or the 2016 Agreement; (d) breach of a contractual or fiduciary obligation owed by Acerus to a Third Party (including without limitation misappropriation of trade secrets); (e) intellectual property infringement, trademark infringement, unfair competition, false designation of origin, trademark dilution, passing off or misappropriation related to the Acerus Intellectual Property, Acerus Trademarks, the Products, or any other property provided by Aytu under this Agreement, including with respect to the development, Manufacture, use, sale, import, marketing or Promotion of Product; (f) any Acerus Manufacturing Defect; or (g) the use, development, Commercialization of the Product by or on behalf of Acerus prior to the A&R Signing Date. An “Acerus Manufacturing Defect” shall be a defect in the Manufacturing or other similar defect in Product where the Product (as manufactured by or for Acerus) is not Manufactured in accordance with the Specifications, the terms of this Agreement, the Regulatory Approval, Regulatory Requirements, and/or all other Applicable Laws. The foregoing indemnity obligation shall not apply to any Damages to the extent such Damages result from any matter for which Aytu is required to indemnify Acerus pursuant to this Agreement.

13.3 Indemnification Procedures. A Party seeking indemnification under Section 13.1 or 13.2 hereof (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any claim, lawsuit or other action in respect of which the Indemnitee, its Affiliates, or any of their respective directors, officers, employees and agents intend to claim such indemnification. The Indemnitee shall permit, and shall cause its Affiliates and their respective directors, officers, employees and agents to permit the Indemnitor to have complete control of such defense (except as set forth below) so long as it promptly assumes the defense and prosecutes the defense with appropriate diligence and care. The Party controlling the defense hereunder (the “Defending Party”) shall have the authority, at its discretion, to settle any such claim, lawsuit or other action only with the prior written consent of the Party who is not controlling the defense (the “Non-Defending Party”); provided, however, that such consent shall not be unreasonably withheld, delayed or conditioned so long as such settlement does not adversely affect the Non-Defending Party’s rights hereunder or impose any obligations on the Non-Defending Party in addition to those set forth herein. The Defending Party and the Non- Defending Party, and their respective Affiliates, and their respective directors, officers, employees and agents shall cooperate fully with each other and their respective legal representatives in the investigation and defense of any claim, lawsuit or other action covered by this indemnification. The Defending Party shall keep the Non-Defending Party reasonably informed of the progress of the action and shall consider the comments and observations of the Non-Defending Party timely given in the course of the proceedings. If the Indemnitor is the Defending Party, the Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense. Notwithstanding the foregoing, the Indemnitee may be represented by separate counsel at the expense of the Indemnitor if a conflict of interest exists between the interests of the Indemnitor and Indemnitee so that a single counsel representing Indemnitor cannot adequately defend the rights of the Indemnitee.

13.4 Survival of Indemnification Obligations. The provisions of this Article 13 shall survive the termination or expiration of this Agreement.

13.5 Insurance. Each Party shall maintain insurance with creditworthy insurance companies in accordance with Applicable Law against such risks and in such amounts as are usually maintained or insured against by other companies of established repute engaged in the same or a similar business. Throughout the Term and (i) for a period of twenty-four (24) months thereafter, or (ii) until the expiry date of the last lot of the Product delivered under this Agreement, whichever is later, each Party shall maintain in full force and effect, at its own cost and expense, comprehensive general liability insurance, including product liability and contractual liability insurance, of not less than $5,000,000 in the aggregate, naming the other Party and its Affiliates as additional insureds thereon, and providing that the insurer shall give such Party at least ninety (90) days prior written notice of cancellation in coverage. Such Party’s insurance coverage shall be provided by an insurer or insurers (having a minimum AM Best rating of A or otherwise acceptable to the other Party, in its sole discretion) licensed to do business in the Territory and will be primary and non-contributing to any liability insurance carried by the other Party (only insofar as the coverage relates to claims arising from each Party’s operations). Acerus shall deliver to Aytu, promptly upon request, a certificate of insurance evidencing the foregoing. Aytu shall deliver to Acerus, promptly upon request, a certificate of insurance evidencing the foregoing.

EXPLANATORY NOTE: [**] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

Article 14

TERM AND TERMINATION

14.1  Term. The initial term of this Agreement shall commence on the A&R Closing Date and shall expire upon the later to occur of: (a) [**] from the A&R Closing Date; (b) the date on which the last of the Acerus Patents has expired or been invalidated; or (c) a Third Party has obtained Regulatory Approval for, and completed the first commercial sale of, an AB-Rated Generic Product within the Territory, unless earlier terminated in accordance with Section 14.2 (the “Initial Term”), and this Agreement shall thereafter automatically renew for successive one [**] periods, unless either Party gives at least [**] prior written notice of non-renewal to the other Party (each such [**] renewal period, if any, a “Renewal Term,” and together with the Initial Term, the “Term”). For clarity, if a Next Generation Product is covered by this Agreement, the Term will still end upon the expiration of the last to expire Acerus Patent covering the original Product and not the last to expire patent covering the Next Generation Product.

14.2  Termination.

(a) Mutual Agreement. This Agreement may be terminated in its entirety at any time upon mutual written agreement between the Parties.

(b) Material Breach. Either Party may terminate this Agreement at any time upon written notice to the other Party if the other Party is in material default or breach of this Agreement and such material default or breach is not cured within (i) ninety (90) days after written notice thereof is delivered to the defaulting or breaching Party, or (ii) in the case of a breach that cannot be cured within ninety (90) days, within a reasonable period not exceeding one hundred and twenty (120) days after written notice thereof is delivered to the defaulting or breaching Party, so long as the breaching Party is making a good faith effort to cure such default. Termination shall not be the sole remedy for material breach of this Agreement, and a Party may choose to continue to perform hereunder and in response to any material breach may bring a claim for damages (including a reduction in consideration due hereunder going forward) and other available remedies under Section 15.11 and injunctive relief under Section 15.12, and bringing such a claim in good faith shall not constitute a breach of this Agreement.

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(c) Insolvency. If either Party shall (i) become bankrupt or insolvent, (ii) file for a petition therefor, (iii) make an assignment for the benefit of creditors, or (iv) have a receiver appointed for its assets, which appointment shall not be vacated within sixty (60) days after the filing, then the other Party shall be entitled to terminate this Agreement forthwith by written notice to such Party.

(d) Safety Reasons. Either Party may terminate this Agreement at any time upon written notice to the other Party if (i) Acerus withdraws the Product from the market in the Territory for a safety reason, or (ii) (1) the FDA materially restricts the indications for the Product or (2) federal or state pricing controls are imposed that, in either case, would result in obvious and substantial loss of sales for the Product.

(e) Clinical Trials Costs

(f) . If Acerus fails to perform any of the Required Clinical Trials, Aytu may, at Aytu’s option, pay any expenses related to such Required Clinical Trials, provided that Acerus shall be required to reimburse Aytu for such payment or, at Acerus’ request, directly to offset it against Product Net Revenue attributable to the Acerus Sales Channel.

(f)           Challenge. If at any time during the Term, Aytu brings a proceeding or action challenging the validity, scope, enforceability or ownership of any of the Acerus Patents or Acerus Trademarks licensed to Aytu under this Agreement, Acerus shall have, at its sole option, the right to terminate this Agreement upon notice to Aytu, such termination to be effective only if Aytu does not withdraw such challenge as soon as reasonably practicable after such notice. Without limiting the generality of the foregoing, Aytu specifically agrees that filing a request for re-examination, knowingly copying patent claims so as to institute an interference, or filing an opposition with respect to any of the Acerus Patents shall be deemed a challenge under this Section 14.2(f).

14.3 Consequences of Termination.

(a) Termination of Rights

(b) . Upon expiration or termination of this Agreement for any reason, all licenses granted to Aytu under this Agreement shall immediately terminate, except as necessary to permit Aytu to sell off existing inventory under Section 14.3(b), and, except as set forth in this Section 14.3, the rights and obligations of the Parties under this Agreement shall terminate as of the date of such termination or expiration and Aytu shall make any payments to Acerus required to be made on account of activities that occurred prior to the termination or expiration of the Agreement; provided, that except as set forth in this Section 14.3, any payments contemplated to survive termination in accordance with Section 14.3(b) shall remain payable in accordance with the terms and conditions of such sections.

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(b) Sell Off of Product. Upon expiration of the Term or termination of this Agreement pursuant to Section 14.2, the rights granted to Aytu under this Agreement shall survive such expiration or termination only such that Aytu shall have the right to sell off Product then in Aytu’s inventory or on order from Acerus on the date on which the applicable notice of termination is provided or this Agreement otherwise expires; provided that Aytu pays to Acerus any payments due in accordance with Section 7.1. Any other license provided for by Acerus to Aytu in this Agreement shall, upon any such termination or expiration, immediately and automatically terminate.

(c) Trademark Assignments. Subject to the licenses provided herein and to Section 14.3(f), promptly following any expiration of the Term or termination of this Agreement pursuant to Section 14.2, Aytu shall assign to Acerus all trademarks used in the Commercialization of the Product (to the extent not already owned by Acerus).

(d) Return of Confidential Information. Upon expiration or termination of this Agreement in its entirety, unless otherwise directed by Aytu, Acerus shall promptly return all Aytu Confidential Information to Aytu, except for a single copy or sample for documentation purposes only. Upon expiration or termination of this Agreement in its entirety, unless otherwise directed by Acerus, Aytu shall promptly return all Acerus Confidential Information, Promotional Materials and Training Materials to Acerus, except for a single copy or sample to be retained for documentation purposes only.

(e) Accrued Obligations. Except as set forth herein, any termination or expiration of this Agreement shall not relieve either Party of any obligation which has accrued prior to the effective date of such termination or expiration, which obligations shall remain in full force and effect for the period provided therein.

(f) Termination Fee. If this Agreement is terminated under Section 14.2(b) above by Aytu, then Aytu shall only be required to pay Acerus amounts due and payable as of the effective date of termination and Acerus shall pay to Aytu, as compensation for past investment in the business and for future lost profits and not as a penalty, an amount (the “Termination Payments”) equal to [**] of Net Revenue for [**] following the effective date of termination (the “Termination Payment Period”), which amounts shall be due and payable by Acerus by bank wire transfer in immediately available funds within forty-five (45) days following each calendar quarter during the Termination Payment Period. For clarity, if this Agreement is terminated by Acerus pursuant to Sections 14.2(b), (c), (d) or (f), no Termination Payments shall be due to Aytu.

14.4 Remedies. Termination of this Agreement in accordance with and fulfillment of all obligations set forth in this Article 14 shall not affect any other rights or remedies that may be available to a Party in law or equity, all remedies being cumulative and not exclusive.

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Article 15

MISCELLANEOUS

15.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any Party shall be in writing and shall be deemed given only (a) when delivered to the Party personally, (b) five (5) days after sent to the Party by registered mail, return receipt requested, postage prepaid, (c) the second Business Day after sent by a nationally recognized courier service guaranteeing next-day or second-day delivery, charges prepaid, in each case addressed to the Party at its address set forth below, or (d) when transmitted as a PDF attachment to an e-mail (with response e-mail confirming receipt) and followed with a copy by first class certified or registered mail, postage prepaid, return receipt requested, or at such other address as such Party may from time to time specify by notice given in the manner provided herein to the Party entitled to receive notice hereunder:

For Acerus:
Acerus Pharmaceuticals Corporation

2486 Dunwin Drive

Mississauga, Ontario

L5L 1J9

Attn: Chief Executive Officer

E-mail: [**]

With a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

100 International Drive, Suite 2000

Baltimore, MD 21202 USA

Attn: Asher M. Rubin

E-mail: [**]

For Aytu:
Aytu BioScience, Inc.

373 Inverness Parkway, Suite 206

Englewood, CO 80112 USA

Attn: Chief Executive Officer

E-mail: [**]

With copies (which shall not constitute notice) to:

Dorsey & Whitney, LLP
111 Main St.
Salt Lake City, UT 84111 USA
Attn: Nolan S. Taylor
E-mail: [**]

15.2 Entire Agreement. This Agreement, the Quality Agreement and the Safety Agreement (including any Schedules other attachments hereto or thereto, as applicable) constitutes the entire agreement between the Parties with respect to the subject matter hereof, and no oral or written statement may be used to interpret or vary the meaning of the terms and conditions hereof. This Agreement supersedes any prior or contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter hereof, including the non-disclosure agreement between Acerus and Aytu dated December 20, 2018 (the “Existing CDA”). All information disclosed by Acerus pursuant to the Existing CDA shall be deemed Acerus Confidential Information for the purposes of this Agreement, and all information disclosed by Aytu pursuant to the Existing CDA shall be deemed Aytu Confidential Information for the purposes of this Agreement. Nothing in this Agreement shall alter, modify or limit any obligation or liability of either Party under the 2016 Agreement with regard to time periods prior to the A&R Closing Date.

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15.3 Assignment. Neither Party may assign or otherwise transfer this Agreement without the prior written consent of the other Party; provided that either Party may assign this Agreement without the consent of the other Party to any Affiliate or in connection with the acquisition of such Party or the sale of all or substantially all of the assets of such Party, subject to Section 8.7(a). Any assignment of this Agreement in violation of this Section 15.3 shall be null and void. Assignment of this Agreement by either Party shall not relieve the assignor of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

15.4 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to minimize the effect of and overcome or remove the cause or condition causing such force majeure. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including, without limitation, an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances). Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.

15.5 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

15.6 Independent Contractor. Each Party shall be acting as an independent contractor in performing under this Agreement and shall not be considered or deemed to be an agent, employee, joint venturer or partner of the other Party.

15.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

15.8 No Third-Party Beneficiaries. Except as provided in Article 13 in respect to Acerus Indemnitees and Aytu Indemnitees, nothing in this Agreement, either express or implied, is intended to or shall confer upon any Third Party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

15.9 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by authorized representatives of Aytu and Acerus.

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15.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America (without giving effect to principles of conflicts of laws that would require the application of any other law) and the federal laws of the U.S., in each case without reference to choice of law rules.

15.11 Dispute Resolution. In the event of any dispute under this Agreement (other than disputes excluded in subsection (a) below), the Parties shall refer such dispute to the Applicable Senior Officers for attempted resolution by good faith negotiations within thirty (30) days after such referral is made. If the Applicable Senior Officers are unable to resolve the dispute within the time allotted, either Party may proceed as set forth below.

(a) Alternative Dispute Resolution. Any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement, including disputes relating to an alleged breach or to termination of this Agreement and including any claim of inducement by fraud or otherwise, but excluding any dispute, controversy or claim arising out of or relating to the validity, enforceability, or infringement of any Acerus Patent or any suit for injunctive relief under Section 15.12 (which shall be submitted to a court of competent jurisdiction), shall be settled by mediation and arbitration in the manner described below:

(b) Mediation. The Applicable Senior Officers shall select a mediator with appropriate expertise in the subject matter to which the dispute relates, who will be engaged to resolve the dispute. If the Applicable Senior Officers cannot agree on a mediator within fifteen (15) days, each Party may seek appropriate resolution through arbitration as described below. If the Parties are unable to resolve their dispute through mediation within ninety (90) days after selection of the mediator(s), either Party may seek appropriate resolution through arbitration as described below.

(c)  Arbitration. Any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement which is not resolved by mediation, including disputes relating to alleged breach or to termination of this Agreement (other than disputes referred to in Section 15.11(a) that are to be submitted to a court of competent jurisdiction), shall be settled by binding arbitration (“Arbitration”) in the manner described below:

(d) Arbitration Request. If a Party intends to begin an Arbitration to resolve a dispute, such Party shall provide written notice (the “Arbitration Request”) to the other Party informing such other Party of such intention and the issues to be resolved. Within ten (10) Business Days after the receipt of the Arbitration Request, the other Party may, by written notice to the Party initiating Arbitration, add additional issues to be resolved.

(e) Procedure. The Arbitration shall be conducted pursuant to the then- current JAMS Streamlined Arbitration Rules & Procedures for disputes involving [**] or less and the JAMS Comprehensive Arbitration Rules & Procedures for disputes involving more than [**] or involving a right to terminate this Agreement under Section 14.2(b), (c), (d) or (f). Notwithstanding those rules, the following provisions shall apply to the Arbitration hereunder:

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(i)
Arbitrator

In the event that the dispute at issue involves an amount less than [**], the Arbitration shall be conducted by one (1) arbitrator (the “Threshold 1 Arbitrator”). In the event, however, that the dispute at issue involves an amount greater than [**]or the termination of this Agreement under Section 14.2(b), (c), (d) or (f), the Arbitration shall be conducted by a panel of three (3) arbitrators (collectively, with the Threshold 1 Arbitrator, the “Arbitrators”). The Arbitrators shall be selected from a pool of retired independent federal judges to be presented to the Parties by JAMS. Neither Party shall engage in ex parte contact with the Arbitrators.

(ii)
Proceedings

The time periods set forth in the applicable JAMS rules shall be followed, unless a Party can demonstrate to the Arbitrators that the complexity of the issues or other reasons warrant the extension of one or more of the time tables. Notwithstanding the foregoing, the Arbitrators shall render a written opinion setting forth findings of fact and conclusions of law with the reason therefor stated within no later than six (6) months from the date on which the Arbitrators were appointed to the dispute. A transcript of the evidence adduced at the hearing shall be made and, upon request, shall be made available to each Party. The Arbitrators shall, in rendering their decision, apply the substantive law of the State of New York and the federal law of the U.S., in each case without regard to conflict of laws provisions, except that the interpretation of and enforcement of this Section 15.11 shall be governed by the Federal Arbitration Act. The Arbitrator shall apply the Federal Rules of Evidence to the hearing. The proceeding shall take place in New York, New York, or such other location as the Parties may agree. The fees of the Arbitrators and JAMS shall be paid by the losing Party, which shall be designated by the Arbitrator. If the Arbitrator is unable to designate a losing Party, it shall so state and the fees shall be split equally between the Parties.

(iii)
Award

Subject to Section 15.12, the Arbitrator is empowered to award any remedy allowed by law, including money damages, prejudgment interest and attorneys’ fees, and to grant final, complete, interim, or interlocutory relief, including injunctive relief.

(iv)
Costs

Except as set forth in Sections 15.11(e)(ii) and (iii) above, each Party shall bear its own legal fees and costs.

(v)
Confidentiality

The Arbitration proceeding shall be confidential and the Arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by law, no Party shall make (or instruct the Arbitrators to make) any public announcement with respect to the proceedings or decision of the Arbitrators without prior written consent of each other Party. The existence of any dispute submitted to Arbitration, and the award, shall be kept in confidence by the Parties and the Arbitrators, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.

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(vi)
Judgment; Provisional Remedies

Any court of competent jurisdiction may enter judgment upon any award. The Parties consent to the jurisdiction of the above-specified Court for the enforcement of these provisions and the entry of judgment on any award. Each Party has the right before or during the Arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the Arbitration.

(vii)
Language

All pleadings, complaints and other documents filed or presented in connection with, and all proceedings in, any dispute resolution proceeding described in this Section 15.11 must be in the English language.

15.12 Injunctive Relief

. Each Party shall be entitled to seek injunctive relief to enforce the respective covenants and agreements of the Parties in this Agreement, including, without limitation, the respective rights and obligations of the Parties under Articles 5, 8 and 10.

15.13 Nature of Licenses

. All rights and licenses granted pursuant to this A&R Agreement are, and shall otherwise be deemed to be, for purposes of 11 U.S.C. § 365(n), licenses of rights to “intellectual property” as defined under 11 U.S.C. § 101(35A). The Parties agree that Aytu, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights, including any right to enforce any exclusivity provision of this Agreement, remedies, and elections under Bankruptcy Laws. To the fullest extent permitted by Applicable Law, the Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Acerus under the Bankruptcy Laws, Aytu shall be entitled to all applicable rights under 11 U.S.C. § 365(n), including copies and access to, as appropriate, any such intellectual property and all embodiments of such intellectual property upon written request therefor by Aytu, and such, if not already in its possession, shall be promptly delivered to Aytu.

15.14 Waiver of Jury Trial. EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

15.15 Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY CAUSE OF ACTION AND ARISING IN ANY WAY OUT OF THIS AGREEMENT. THE FOREGOING LIMITATION WILL NOT LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS TO THE OTHER PARTY IN RESPECT OF ANY THIRD PARTY CLAIM OR UNDER ARTICLE 13 OR OF ARTICLE 10.

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15.16 Survival. Sections 7.1, 7.7, 8.4, 12.5, 14.2, and 14.3, and Article 9, Article 10, Article 13 and Article 15 shall survive any termination or expiration of this Agreement.

15.17 No Waiver. The failure of either Party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such Party thereafter to enforce such provisions.

15.18 Counterparts. This Agreement may be executed in one or more counterparts, and by the respective Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

15.19 Further Assurances. Each Party shall perform all further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to implement or give effect to this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

ACERUS PHARMACEUTICALS CORPORATION

By:

Name:

Title:

AYTU BIOSCIENCE, INC.

By:

Name:

Title: